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CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BRIGHTSPHERE INVESTMENT GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BRIGHTSPHERE Investment Group Inc.

200 Clarendon Street, 53rd Floor

Boston, Massachusetts 02116

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock of BrightSphere Investment Group Inc.:
Notice is hereby given that the 2019 annual meeting of stockholders (the “Annual Meeting”) of BrightSphere Investment Group Inc. (the “Company”) will be held at 10:00 a.m. Eastern Time on Tuesday, September 17, 2019 at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116.
Details regarding the Annual Meeting, the business to be conducted at the Annual Meeting, and information about the Company that you should consider when you vote your shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), are described in the accompanying proxy statement.
At the Annual Meeting, you will be asked to consider and vote on the following proposals:

1.	Proposal 1—Vote to elect directors of the Company:
To elect seven directors to serve on the Company’s Board of Directors (the “Board”) until, subject to the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Company’s 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, on the following basis:
1.01—To re-elect Ms. Mary Elizabeth Beams as a director of the Company;
1.02—To re-elect Mr. Robert J. Chersi as a director of the Company;
1.03—To re-elect Mr. Andrew Kim as a director of the Company;
1.04—To re-elect Mr. Reginald Love as a director of the Company;
1.05—To re-elect Mr. John Paulson as a director of the Company;
1.06—To re-elect Ms. Barbara Trebbi as a director of the Company; and
1.07—To re-elect Mr. Guang Yang as a director of the Company.

2.	Proposal 2—Vote regarding ratification of independent registered public accounting firm:
To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

3.	Proposal 3—Advisory vote on executive compensation:
To approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the accompanying proxy statement under the section titled Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the accompanying proxy statement.
Other business.
To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.
THE BOARD RECOMMENDS THE APPROVAL OF EACH OF THE ABOVE PROPOSALS. SUCH OTHER BUSINESS WILL BE TRANSACTED AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
The Company is a corporation incorporated under the laws of Delaware. In accordance with the Certificate of Incorporation and the Bylaws, the election of directors shall be decided by a majority of the votes cast and all other matters shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at such meeting and entitled to vote thereon.
You may vote if you were the record owner of Common Stock at the close of business on August 13, 2019.
All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we urge you to vote in accordance with the instructions set forth in the proxy statement and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RICHARD J. HART
Richard J. Hart Chief Legal Officer and Secretary
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
August 16, 2019

BRIGHTSPHERE Investment Group Inc.
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
PROXY STATEMENT FOR BRIGHTSPHERE INVESTMENT GROUP INC.

2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 17, 2019
This proxy statement, along with the accompanying notice of the 2019 annual meeting of stockholders (the “Annual Meeting”), contains information about the Annual Meeting, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 10:00 a.m. Eastern Time on Tuesday, September 17, 2019 at 200 Clarendon Street, 53rd Floor, Boston, MA 02116.
In this proxy statement, we refer to BrightSphere Investment Group Inc. as “BrightSphere,” “the Company,” “we” and “us.” Unless we state otherwise or the context otherwise requires, references in this proxy statement to “Affiliates” or an “Affiliate” refer to the asset management firms in which we have an ownership interest.
This proxy statement relates to the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting.
On August 16, 2019, we sent to our stockholders of record as of August 13, 2019 this proxy statement, the attached Notice of Annual Meeting, the accompanying proxy card and our Annual Report to Stockholders on Form 10-K. As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are also making our proxy materials, including the Notice of Annual Meeting, this proxy statement and the accompanying proxy card and our Annual Report to Stockholders on Form 10-K (collectively, the “proxy materials”) available to all stockholders electronically via the Internet.
On July 12, 2019, the BrightSphere corporate group, which consisted of BrightSphere Investment Group plc, a public company limited by shares incorporated under the laws of England and Wales and its operating subsidiaries (such operating subsidiaries and the holding company collectively, the “BrightSphere Group”), completed a redomestication, resulting in BrightSphere Investment Group Inc., a Delaware corporation, becoming the publicly traded parent company of the BrightSphere Group (the “Redomestication”). As part of the Redomestication, which was approved by the shareholders of BrightSphere Investment Group plc, existing shares of BrightSphere Investment Group plc were exchanged on a one-for-one basis for newly issued shares of common stock of BrightSphere Investment Group Inc. immediately prior to the effective time of the Redomestication. As a result, all outstanding shareholders of BrightSphere Investment Group plc became common stockholders of BrightSphere Investment Group Inc. Throughout this proxy statement, references to “BrightSphere,” “the Company,” “we” and “us” (i) for periods until the completion of the Redomestication, refer to BrightSphere Investment Group plc and (ii) for periods after the completion of the Redomestication, refer to BrightSphere Investment Group Inc. Also throughout this proxy statement, we refer to our shares (i) for periods until the completion of the Redomestication, as Ordinary Shares and (ii) for periods after the completion of the Redomestication, as shares of Common Stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON SEPTEMBER 17, 2019
This proxy statement is available for viewing, printing and downloading at www.bsig.com. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2018 on the website of the SEC at www.sec.gov, or in the “Public Filings” section of the “Investor Relations” section of our website at www.bsig.com.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why is the Company soliciting my proxy?
The Board is soliciting your proxy to vote at the Annual Meeting to be held at 10:00 a.m. Eastern Time on Tuesday, September 17, 2019 at 200 Clarendon Street, 53rd Floor, Boston, MA 02116 and any adjournments or postponement of the Annual Meeting. The proxy statement along with the accompanying Notice of Annual Meeting summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.
We have made available to you on the Internet and/or have sent you this proxy statement, the Notice of Annual Meeting, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 because you owned shares of Common Stock of the Company, par value $0.001 per share (“Common Stock”), on the record date of August 13, 2019 (the “Record Date”). We commenced distribution of the proxy materials to stockholders on August 16, 2019.
Who can vote?
Only stockholders who owned Common Stock at the close of business on the Record Date are entitled to attend and vote at the Annual Meeting. On the Record Date, there were 90,730,552 shares of Common Stock outstanding and entitled to vote. The shares of Common Stock are our only class of voting shares outstanding.
If your shares of Common Stock are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares of Common Stock to be voted. Telephone and Internet voting also will be offered to stockholders owning shares of Common Stock through certain banks and brokers. If your shares of Common Stock are not registered in your own name and you plan to vote your shares of Common Stock in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.
If you are a stockholder who is entitled to attend and vote at the Annual Meeting, you are entitled to appoint a proxy to exercise all of your rights to attend, speak and vote at the Annual Meeting and you should have received a proxy card with this proxy statement. You can only appoint a proxy using the procedures set out in this proxy statement and in the proxy card.
A proxy does not need to be a stockholder of the Company but must attend the Annual Meeting to represent you. You may appoint more than one proxy provided that each proxy is appointed to exercise rights attached to different shares. You may not appoint more than one proxy to exercise rights attached to any one share.
Appointment of a proxy does not preclude you from attending the Annual Meeting and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. To terminate your proxy appointment you must deliver a notice of termination to us at least 24 hours before the start of the Annual Meeting. The notice of termination may be (i) delivered by post or by hand in hard copy form to BrightSphere, 200 Clarendon Street, 53rd Floor, Boston, MA 02116, Attention: Secretary or (ii) received in electronic form at info@bsig.com with a subject title “Revocation of Previous Proxy Appointment—Attention: Secretary.”

A corporate entity which is a stockholder can appoint one or more corporate representatives who may exercise, on its behalf, all its powers as a stockholder, provided that no more than one corporate representative exercises powers over the same share.
You do not need to attend the Annual Meeting to vote your shares of Common Stock. Shares of Common Stock represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I change or revoke my proxy?” below.
How many votes do I have?
Each share of Common Stock that you own entitles you to one vote.
How do I vote?
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares of Common Stock represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares of Common Stock should be voted for, against or abstain with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares of Common Stock will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares of Common Stock are registered directly in your name through our share transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•
By mail.  If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares of Common Stock voted, they will be voted in accordance with the Board’s recommendations as noted below.

•
In person at the Annual Meeting.  If you attend the Annual Meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Telephone and Internet proxy appointment facilities for stockholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment by telephone or through the Internet, such instructions must be received by 2:00 a.m. U.S. Eastern Time, on Tuesday, September 17, 2019, the day of the Annual Meeting. If you mail your signed proxy card, such proxy card must be received by September 16, 2019. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares of Common Stock will be voted in accordance with your instructions. If you are a stockholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the Board’s recommendations as noted below.
If you hold your shares in “street name” (i.e. your shares are held of record by a broker, bank, trustee or other nominee), your broker, bank, trustee or other nominee will provide you with instructions for voting your shares, including a voting instruction form.

How does the Board recommend that I vote on the proposals?
The affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting is required to approve the election of directors and each proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at such meeting and entitled to vote thereon. The Board recommends that you vote as follows:

•	“FOR” the election of all nominees for director named in this proxy statement;

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2019 fiscal year; and

•	“FOR” advisory approval of the compensation of our named executive officers.
If any other matter is presented at the Annual Meeting, your proxy provides that your shares of Common Stock will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.
May I change or revoke my proxy?
If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above; or

•	by notifying the Secretary in writing before the Annual Meeting that you have revoked your proxy in accordance with the procedures in the following paragraph.
Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. To terminate your proxy appointment you must deliver a notice of termination to the Company at least 24 hours before the start of the Annual Meeting. The notice of termination may be (i) delivered by post or by hand in hard copy form to BrightSphere, 200 Clarendon Street, 53rd Floor, Boston, MA 02116, Attention: Secretary or (ii) received in electronic form at info@bsig.com with a subject title “Revocation of Previous Proxy Appointment—Attention: Secretary.”
If your shares are held in the name of a broker, bank, trustee or other nominee, that institution will instruct you as to how your vote may be changed.
Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.
What if I receive more than one notice or proxy card?
You may receive more than one notice or proxy card if you hold shares of Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your shares of Common Stock are voted.

Will my shares be voted if I do not vote?
If your shares of Common Stock are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How do I vote?” If your shares of Common Stock are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares of Common Stock as described above, the bank, broker or other nominee that holds your shares of Common Stock has the authority to vote your unvoted shares of Common Stock only on certain routine matters without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares of Common Stock will be voted at the Annual Meeting on all matters and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares of Common Stock on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.
Your bank, broker or other nominee is prohibited from voting your uninstructed shares of Common Stock on certain non-routine matters. Thus, if you hold your shares of Common Stock in street name and you do not instruct your bank, broker or other nominee how to vote with respect to the non-routine matters, votes will not be cast on such proposals on your behalf.
Broker non-votes and abstentions have different effects on the outcomes of the proposals. Broker non-votes are not counted as votes present and entitled to vote and have no impact on the election of directors or other non-routine proposals. Abstentions are counted in the number of shares present and entitled to vote and, accordingly, have the same effect as votes against each of the proposals except the election of directors. Abstentions are not counted as votes cast and have no effect on the election of directors.

What proposals are considered “routine” or “non-routine”?
Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for 2019) is considered a routine matter under the rules of the New York Stock Exchange (the “NYSE”). A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal 2.
Proposals 1 and 3 (the election of directors and the advisory vote on executive compensation) are matters considered non-routine under the rules of the NYSE (the “NYSE Rules”). A broker, bank or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1 and 3.
While proposals 1 (the election of directors) and 3 (the advisory vote on executive compensation) relate to matters considered non-routine under the NYSE Rules and thus could result in broker non-votes, proposals 1 and 3 are typical proposals of companies whose shares are traded on the NYSE.
Is voting confidential?
We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Computershare Trust Company, N.A., examine these documents.

Where Can I Find the Voting Results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K/A to disclose the final voting results within four business days after the final voting results are known.
What are the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their beneficial owners and to obtain authority to execute proxies. We will then reimburse them for their expenses.
What constitutes a quorum for the Annual Meeting?
The quorum for the Annual Meeting is the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy.
Attending the Annual Meeting
The Annual Meeting will be held at 10:00 a.m. Eastern Time on Tuesday, September 17, 2019 at 200 Clarendon Street, 53rd Floor, Boston, MA 02116. When you arrive at the address, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.
Householding of annual disclosure documents
SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number: 1-866-281-0717.
If you do not wish to participate in householding and would like to receive your own set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another BrightSphere stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

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If your shares of Common Stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-866-281-0717 or writing them at Computershare Trust Company, N.A., P.O. BOX 30170, College Station, TX, 77842.

•
If a broker or other nominee holds your shares of Common Stock, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

PROPOSAL 1—ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of our Board. On August 13, 2019, our Board accepted the recommendation of the Nominating and Corporate Governance Committee and voted to nominate Guang Yang, Robert J. Chersi, Mary Elizabeth Beams, Andrew Kim, Reginald Love, John Paulson, and Barbara Trebbi for re-election at the Annual Meeting to serve as directors, until their respective successors have been elected and qualified. Each of the nominees is currently serving as a director of our Company.
Set forth below are the names of the nominees, their ages, their offices in the Company, if any, their principal past occupations or past employment, the length of their tenure as directors and the names of other companies in which such persons hold or have held directorships. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below. The biographical and other background information set forth below concerning each nominee for re-election as a director is as of August 13, 2019.
On May 17, 2019, the Company entered into a Stockholder Agreement with Paulson & Co. Inc. (“Paulson”) containing substantially similar rights to the rights currently provided to Paulson under its existing shareholder agreement with the Company, which agreement became effective upon consummation of the Redomestication (the “Stockholder Agreement”). Each of Messrs. Kim and Paulson have been appointed to the Board pursuant to the rights provided to Paulson under the Stockholder Agreement. For additional information regarding the Stockholder Agreement, see “Certain Relationships and Related Party Transactions-Stockholder Agreement.”
The Directors currently determined to be independent by the Board are: Mses. Beams and Trebbi and Messrs. Chersi, Kim, Love, and Paulson.

Name	Age	Position with the Company
Mr. Guang Yang	55	President, Chief Executive Officer and Executive Chairman
Mr. Robert J. Chersi	58	Lead Independent Director
Ms. Mary Elizabeth Beams	63	Director
Mr. Andrew Kim	37	Director
Mr. Reginald Love	37	Director
Mr. John Paulson	63	Director
Ms. Barbara Trebbi	53	Director
A stockholder may (i) vote for the election of a nominee for director, (ii) vote against the election of a nominee for director or (iii) abstain from voting for a nominee for director.
Unless a proxy contains instructions to the contrary, it is intended that the proxies will be voted FOR each of the seven nominees for director named above, to hold office until the 2020 annual meeting of stockholders or until their respective successors are duly elected and qualified. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF ALL NOMINEES, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RE-ELECTION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

Guang Yang has been the Executive Chairman of our Board since November 2018 and is the President and Chief Executive Officer of BrightSphere. Previously, Mr. Yang was the Managing Partner of H Plus Capital, a private market investment management firm, which he formed in August 2018 and the Founder and Chairman of Finergy Capital, a Beijing-based private equity fund, since October 2010. Mr. Yang served as the President of HNA Capital US from January 2016 through December 2017 and President of HNA Group Americas from January 2018 through August 2018. Mr. Yang previously spent 15 years as an Executive Vice President, Senior Portfolio Manager and Research Analyst at Franklin Templeton Investments Global Equities. He also served as the Chairman for Franklin Templeton China. Prior to joining Franklin Templeton Investments, he worked as a Research Scientist at Harvard Medical School and at Massachusetts General Hospital. Mr. Yang holds a B.S. from the University of Science and Technology of China, a Ph.D. in Neuroscience from Australian National University and an MBA from Harvard Business School. Mr. Yang is also a Chartered Financial Analyst (CFA) charterholder.
Mr. Yang’s qualifications to serve on our Board include his extensive leadership, investment and financial knowledge. His experience with regard to strategy, leadership, financing and other transactions within the financial services industry will provide valuable insight to the Board.
Mary Elizabeth Beams has been a member of our Board since October 2018. Ms. Beams served as the CEO of Retirement Solutions at Voya, the nation’s largest publicly traded retirement platform (Defined Contribution and Retirement Record Keeping platform) from 2011 until 2015. During her time at Voya, she helped lead the company’s spinoff from ING and facilitated the turnaround of 12 businesses that accounted for nearly two-thirds of Voya’s ongoing operating earnings. More recently, Ms. Beams served as Counselor at the Department of State from June 2017 to December 2017. She also served as Interim Chief Executive Officer of the New England Aquarium during 2017. Prior to its recent sale, Ms. Beams was a Board Member, Chair of the Audit Committee and member of the Risk and Compensation Committees of Cetera Financial Group, an investment advice platform and the second largest family of independent broker-dealers in the U.S. She is currently an Advisory Board Member to Vestigo Ventures, an early-stage venture capital firm focused on fintech companies, and also serves on Columbia Business School’s Executive Advisory Board, Financial Studies. She also serves on the New England Aquarium Board; the Global Board of Governors Junior Achievement Worldwide, where she is Treasurer and Chair of Finance Committee; and serves as Overseer, Mount Auburn Hospital, A Harvard Teaching Hospital, Cambridge, MA.  In September 2018, Maliz joined the Cannabis Investment Network Advisory Board. Ms. Beams holds a B.A. in English from Boston College, a CCS in Strategic Planning from Harvard University and an MBA in Marketing & Finance from Columbia University, Graduate School of Business.

Ms. Beam’s qualifications to serve on the Board include her extensive leadership experience, particularly in the financial services industry. Her deep knowledge of the financial services industry and experience in past leadership roles will allow her to provide valuable insight to our Board.

Robert J. Chersi has been a member of our Board since March 2016. Mr. Chersi has been with Pace University since 2013, currently serving as the Executive Director for its Center for Global Governance, Reporting & Regulation, as well as an adjunct professor in its Department of Finance & Economics. In addition, since 2013, Mr. Chersi has served as the Helpful Executive in Reach (HEIR) in the Department of Accounting and Information Systems at Rutgers University, and has acted in an advisory capacity to financial services industry clients as an individual as well as through Chersi Services LLC, which he founded in 2014. Prior to joining Pace, Mr. Chersi was a member of the Executive Committee and Chief

Financial Officer of Financial Services at Fidelity Investments in Boston, from 2008 to 2012. While at Fidelity, as CFO, Mr. Chersi led the finance, compliance, risk management, business consulting and strategic new business development functional organizations. From 1988 to 2008, Mr. Chersi served in numerous positions at UBS AG, including CFO of U.S. Wealth Management and Deputy CFO of Global Wealth Management and Business Banking. Mr. Chersi had several executive leadership positions while at UBS, including service on the UBS AG Group Managing Board from 2004 to 2008, which played an important role in developing and implementing the firm’s direction, values and principles and in promoting its global culture. He began his career as an audit manager in the Financial Service Practice of KPMG LLP in 1983. Mr. Chersi currently serves as a member of the Advisory Board of the Pace University Lubin School of Business, and has previously been a member of the Board, Audit Committee and Risk Committee of UBS Bank USA, a member of the Board of PW Partners R&D III, Chairman of the Board of Trustees of the UBS USA Foundation, a member of the Board of Bon Secours New Jersey/St. Mary’s Hospital Foundation, and a Trustee of Fidelity Investments’ Political Action Committee. Mr. Chersi also currently serves as a member of the Board of Trustees of Thrivent Funds. Mr. Chersi is also a Director of E*TRADE Financial Corporation, as well as member of the E*TRADE Bank board, the E*TRADE Audit Committee and the E*TRADE Risk Oversight Committee. He has held the Certified Public Accountant designation, and is a 1983 graduate of Pace University, where he earned a BBA in Accounting, summa cum laude.
Mr. Chersi’s qualifications to serve on our Board include his extensive experience in the financial services industry and deep knowledge of corporate governance, financial reporting and regulatory compliance.  In addition, his background in risk management, business consulting and strategic business development will further enhance our Board’s proficiency.
Andrew Kim has been a member of our Board since July 2019. Mr. Kim is currently a Senior Vice President at Paulson & Co. Inc., an SEC registered investment management company, which he joined in July 2009. Prior to working at Paulson, Mr. Kim was an analyst at Perry Capital from September 2005 to July 2007 and at Goldman Sachs from July 2004 to September 2005. Mr. Kim received his Masters of Business Administration from Harvard Business School and his undergraduate degree from the University of Michigan.
Mr. Kim’s qualifications to serve on our Board include his deep knowledge of financial transactions and investments gained through his career in the financial services industry. This knowledge will allow Mr. Kim to provide valuable insight to the Board.

Reginald L. Love has been a member of our Board since August 2018. Mr. Love has served as a Partner at RON Transatlantic EG (“Transatlantic”), an international financial holding company with private equity investments in the financial services, logistics, energy, industrial and beer sectors in the United States, Latin America and Europe since January 2012. Mr. Love’s work focuses on financial services and energy investments at Transatlantic. Prior to joining Transatlantic, Mr. Love served in the Executive Office of the President of the United States and as a personal aide to President Obama from 2007-2011. Mr. Love graduated from Duke University in 2005 and holds an MBA from The Wharton School at the University of Pennsylvania. He serves on the Board of Directors of Organize.org, Providence Day School, TeamWorks and the Center for Environmental Farming Systems.

Mr. Love’s qualifications to serve on our Board include his knowledge of the financial services industry generally and his focus on financial services investments. This knowledge will allow Mr. Love to provide valuable insight to the Board.

John A. Paulson has been a member of our Board since November 2018. Mr. Paulson currently serves as President of Paulson & Co. Inc., an SEC registered investment management company, and has served in this role since the firm was founded in 1994. Prior to founding Paulson & Co., Mr. Paulson was a general partner of Gruss Partners and a managing director in mergers and acquisitions at Bear Stearns. Mr. Paulson received his Masters of Business Administration from Harvard Business School and his undergraduate degree from New York University.

Mr. Paulson’s qualifications to serve on the Board include his deep knowledge of financial transactions and investments as well as his leadership abilities in founding and leading Paulson & Co. This knowledge and these qualifications will allow Mr. Paulson to provide valuable insight to the Board, especially in the area of Company strategy.

Barbara Trebbi has been a member of our Board since January 2018. Ms. Trebbi was a General Partner and co-managing partner at Mercator Asset Management, L.P. (“Mercator”) until October 2017. At Mercator, which she joined in 2000, she was a senior member of the investment team, with a focus on international equities, in particular, continental European investments, as well as Asia and other emerging markets. Her clients included a wide range of institutional investors and sub-advisory accounts. Ms. Trebbi started her career in 1988 as an international equity research analyst at Mackenzie Investment Management Inc., and progressed over 12 years to become head of international equities. She has over 30 years of international investment experience. Ms. Trebbi is a Chartered Financial Analyst, a member of the CFA Institute, and also is a member of the CFA Society of South Florida, where she served as President from 1994 to 1995. She also serves on a number of non-profit boards related to primary, secondary and higher education. She has a Graduate Diploma from the London School of Economics and Political Science and a B.S. degree from the University of Florida.
Ms. Trebbi’s qualifications to serve on our Board include her deep investment experience, with a particular emphasis on international investments. This experience, combined with extensive knowledge of the institutional and sub-advisory markets will allow her to provide valuable insight to our Board.

CORPORATE GOVERNANCE
Director Independence
Our business and affairs are managed under the direction of our Board. Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. As discussed under “Certain Relationships and Related Party Transactions—Relationship with OM plc, OMGUK, HNA and Paulson—Stockholder Agreement,” the Stockholder Agreement provides Paulson with the right to appoint two directors so long as Paulson holds at least 20% of our outstanding shares of Common Stock and the right to appoint one director so long as Paulson holds at least 7% of our outstanding shares of Common Stock. Each of Messrs. Kim and Paulson were appointed to our Board pursuant to the rights afforded to Paulson under the Stockholder Agreement.
Our Board has determined that Ms. Beams, Ms. Trebbi and Messrs. Chersi, Kim, Love and Paulson are independent under the NYSE Rules. Mr. Yang was deemed to be an independent Director from November 30, 2018, the date of his appointment as Chairman, until December 15, 2018, the date of his appointment as the Company’s Chief Executive Officer.
Committees of the Board and Meetings
Meeting Attendance
During the fiscal year ended December 31, 2018, there were 30 formal meetings of the Board, and the various committees of the Board met a total of 34 times (14 Audit Committee meetings, 9 Nominating and Corporate Governance Committee meetings and 11 Compensation Committee meetings). In addition, during the fiscal year ended December 31, 2018, the Board acted by written consent 6 times. No director, including any alternate director, attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2018. The Board has adopted a policy under which each member of the Board is expected to attend, in person or telephonically, each annual meeting of our stockholders absent exigent circumstances that prevent their attendance. All directors were in attendance, either in person or telephonically, at our 2018 Annual General Meeting.
Audit Committee
Our Audit Committee met 14 times during fiscal year 2018. The Audit Committee currently consists of Ms. Beams, Ms. Trebbi and Mr. Chersi and Mr. Chersi is the Chair. Mr. Chersi has been a member of our Audit Committee since March 1, 2016. Ms. Beams has been a member of our Audit Committee since December 15, 2018. Ms. Trebbi has been a member of our Audit Committee since September 12, 2018. The Board determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE Rules and is “financially literate” as such term is defined in the NYSE Rules. In addition, the Board determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations and the NYSE Rules. During the fiscal year 2018, additional individuals served as members of our Audit Committee. John Rogers served as a member of our Audit Committee from our initial public offering until January 31, 2018. Kyle Legg served as a member of our Audit Committee from our initial public offering until June 19, 2018. Enrico Marini Fichera served as a member of our Audit Committee from August 15, 2018 until November 16, 2018. Suren Rana served as a member of our Audit Committee from December 7, 2017 until August 15, 2018. James Ritchie served as a member of our Audit Committee from June 19, 2018 until November 29, 2018. Guang Yang served as a member of our Audit Committee from November 30, 2018 until December 15, 2018.

The Audit Committee has a charter that sets forth the Audit Committee’s purpose and responsibilities, which include (i) assisting the Board in fulfilling its oversight responsibilities over the financial reports and other financial information filed with the SEC, (ii) recommending to the Board the appointment of our independent auditors and evaluating their independence, (iii) reviewing our audit procedures and controls, and (iv) overseeing our internal audit function and risk and compliance function. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.bsig.com.
Compensation Committee
Our Compensation Committee met 11 times during fiscal year 2018. The Compensation Committee is currently composed of Ms. Trebbi, Ms. Beams, Mr. Chersi, Mr. Love and Mr. Paulson. Ms. Trebbi is the Chair of our Compensation Committee. John Rogers served as a member of the Compensation Committee until January 31, 2018. Kyle Legg served as a member of our Compensation Committee until June 19, 2018. Guang Yang served as a member of our Compensation Committee until September 12, 2018. Mr. Yang was re-appointed to our Compensation Committee effective November 30, 2018 and served until December 15, 2018. Daniel Chen was appointed as a member of our Compensation Committee effective September 12, 2018 and served until November 16, 2018. Mary Elizabeth Beams was appointed as a member of our Compensation Committee effective November 30, 2018. Reginald Love was appointed as a member of our Compensation Committee effective November 30, 2018. John Paulson was appointed as a member of our Compensation Committee effective January 9, 2019. Our Board has determined that each member of the Compensation Committee is independent under NYSE Rules. The Compensation Committee of our Board has consisted entirely of independent directors since May 19, 2017.
The Compensation Committee has a charter that sets forth the Compensation Committee’s purpose and responsibilities, which include annually reviewing and approving the compensation of our executive officers and reviewing and making recommendations with respect to our equity incentive plans.
The Compensation Committee’s processes and procedures for the consideration and determination of executive compensation as well as disclosure regarding the role of the Company’s compensation consultant are set forth below in “Compensation Discussion and Analysis.”
A copy of the Compensation Committee’s written charter is publicly available on our website at www.bsig.com.
Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee met 9 times during fiscal year 2018. The Nominating and Corporate Governance Committee is currently composed of Ms. Trebbi and Messrs. Chersi, Love and Paulson. Mr. Paulson is the Chair of our Nominating and Corporate Governance Committee. Our Board has determined that Ms. Trebbi and Messrs. Chersi, Love and Paulson are independent under the NYSE Rules. Mr. Rogers served as a member of our Nominating and Corporate Governance Committee until January 31, 2018. Ms. Trebbi was appointed as a member of our Nominating and Corporate Governance Committee effective April 18, 2018. Mr. Ritchie was appointed as a member of our Nominating and Corporate Governance Committee effective September 12, 2018 and served until November 29, 2018. Mr. Chen was appointed as a member of our Nominating and Corporate Governance Committee effective September 12, 2018 and served until November 16, 2018. Mr. Yang served as a member of our Nominating and Corporate Governance Committee until September 7, 2018. Mr. Love was appointed as a member of our Nominating and Corporate Governance Committee effective November 30, 2018. Mr. Paulson was appointed as a member of our Nominating and Corporate Governance Committee effective November 30, 2018. The Nominating and Corporate Governance Committee has a charter that sets forth the Nominating and Corporate Governance Committee’s purpose and responsibilities, which include reviewing and recommending nominees for election as directors, assessing the performance of our directors, reviewing Corporate Governance Guidelines for our Company and reviewing and recommending for approval to the non-interested directors of the Board, the directors’ compensation on a biennial basis.
Under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider director candidates recommended by stockholders as well as from other sources, such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s integrity, personal and professional reputation, experience and expertise, business judgment, ability to devote time, possible conflicts of interest, concern for the long-term interests of the stockholders, independence, range of backgrounds and experience and the extent to which the candidate would fill a present need on the Board. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement.
Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to diversity, the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences as well as gender, ethnic and other forms of diversity when selecting potential nominees for membership on the Board.
A copy of the Nominating and Corporate Governance Committee’s charter is publicly available on the Company’s website at www.bsig.com.
Executive Sessions of Non-Employee Directors
In accordance with the NYSE Rules and our Corporate Governance Guidelines, our Non-Employee Directors meet in regularly scheduled executive sessions without management present. If the Chairman of our Board is a Non-Employee Director, the Chairman of our Board will preside at these non-management sessions. If the Chairman of our Board is unavailable or is a management director, the Lead Independent Director or another Non-Employee Director is chosen by the Non-Employee Directors to preside at these meetings.

Board Leadership Structure and Role in Risk Oversight
Mr. Yang serves as our President, Chief Executive Officer and Executive Chairman of our Board. Mr. Yang was appointed Executive Chairman of our Board, effective November 30, 2018. Mr. Chersi was appointed as the Board’s Lead Independent Director, effective November 30, 2018. From July 1, 2017 until March 2, 2018, Mr. Ritchie served as our Interim Chief Executive Officer and served as the Chairman of our Board until November 29, 2018. From March 2, 2018 until December 15, 2018, Stephen Belgrad served as our President and Chief Executive Officer. The Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interest of the Company for the Board to make a particular determination in the context of the succession planning process. If the Chairman and the Chief Executive Officer are the same person, the independent directors will elect a Lead Independent Director to serve until such person resigns or a successor is duly elected. The Lead Independent Director performs such duties as the Board of Directors determines from time to time, including, without limitation:

•	Speaking on behalf of the Board and chairing Board meetings when the Executive Chairman is unable to do so;

•	Calling meetings of the independent directors as necessary;

•	Setting the agenda for and leading executive sessions of the independent directors;

•	Briefing the Executive Chairman and CEO on issues arising in the executive sessions;

•	Approving the expenses of the Executive Chairman and CEO;

•	Leading discussion by the independent directors of the Executive Chairman and CEO’s performance with the Chair of the Nominating and Corporate Governance Committee; and

•	Representing the independent directors to external stakeholders, as applicable.

The Board oversees the business and affairs of our Company including all aspects of risk, which includes risk assessment, risk appetite and risk management, focusing on, among other things, major strategic risks (e.g. acquisitions and dispositions, Affiliate investment performance and Affiliate relationships). In executing its risk oversight function, the Board has delegated to the Audit Committee the direct oversight over risk functions. However, the Audit Committee is not responsible for day to day management of risk. The Audit Committee reviews and subsequently reports to the Board any issues which arise with respect to the performance of our risk function including operational risks and risks relating to the quality or integrity of our financial statements. The Audit Committee also, at least annually, reviews our policies with respect to risk assessment, risk appetite and risk management.
Website Availability of our Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is publicly available on the Company’s website at www.bsig.com.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during fiscal year 2018 are set forth above under “—Compensation Committee.” No member of the Compensation Committee was, during fiscal year 2018, or previously, an officer or employee of BrightSphere. No executive officer of the Company serves on the compensation committee or board of directors of another company that has an executive officer that serves on our Compensation Committee or Board.

Stockholder and Other Interested Party Communications to the Board
Generally, stockholders and other interested parties who have questions or concerns should contact our Investor Relations department at (617) 369-7300. However, any stockholders or other interested parties who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions in writing to the Board of BrightSphere at 200 Clarendon Street, 53rd Floor, Boston, MA 02116. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Stockholders and other interested parties may communicate directly with the Company’s Non-Employee Directors by sending a letter addressed to the attention of the NEDs of BrightSphere, 200 Clarendon Street, 53rd Floor, Boston, MA 02116.
Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.
In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any non-employee director upon request.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2019. The Board proposes that the stockholders ratify this appointment. KPMG audited our financial statements for the fiscal year ended December 31, 2018. We expect that representatives of KPMG will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
In deciding to appoint KPMG, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG and concluded that KPMG has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2019.
The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2018, and December 31, 2017, and fees billed for other services rendered by KPMG during those periods.

Type of Fee	2018	2017
Audit fees(1)	$3,225,489	$3,253,840
Audit related fees(2)	357,226	425,650
Tax fees(3)	87,987	58,590
All other fees	—	—
Total	$3,670,702	$3,738,080

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.

(2)	Audit related fees consisted principally of audits of employee benefit plans, and special procedures related to regulatory filings.

(3)	Tax fees consisted principally of assistance with matters related to domestic and international tax compliance and reporting.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has the sole authority to approve the scope, fees and terms of all audit engagements, as well as all permissible non-audit engagements of the independent registered public accounting firm (the “External Auditor”). Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the External Auditor. The Audit Committee pre-approves all audit and permissible non-audit services to be performed for us by the External Auditor. These services may include audit services, audit-related services, tax services and other services. On an annual basis, the Audit Committee considers whether the provision of non-audit services by our External Auditor, on an overall basis, is compatible with maintaining the External Auditor’s independence from management.
In addition to the pre-approval procedures described immediately above, the Audit Committee has adopted a written Pre-Approval Policy for Non-Audit Services Provided by External Accounting Firms (the “Non-Audit Services Policy”). Under the Non-Audit Services Policy, the Audit Committee must pre-

approve the provision of non-audit services to be performed for us by any external accounting firm, subject to a de minimis threshold. Requests for non-audit services to be performed for us by an external accounting firm are submitted to the Chair of the Audit Committee via written request. The Chair of the Audit Committee reviews the request with the other members of the Audit Committee and the Audit Committee determines whether to approve the request. The Non-Audit Services Policy sets forth certain non-audit services prohibited to be performed by external accounting firms.
In the event the stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.
The affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

REPORT OF AUDIT COMMITTEE

The Audit Committee currently consists of Ms. Beams, Ms. Trebbi and Mr. Chersi and Mr. Chersi is the Chair. Mr. Chersi has been a member of our Audit Committee since March 1, 2016. Ms. Beams has been a member of our Audit Committee since December 15, 2018. Ms. Trebbi has been a member of our Audit Committee since September 12, 2018. The Board determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the NYSE Rules and is “financially literate” as such term is defined in the NYSE Rules. In addition, the Board determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations and the NYSE Rules. The Audit Committee held 14 meetings during the fiscal year ended December 31, 2018. During the fiscal year 2018, additional individuals served as members of our Audit Committee. John Rogers served as a member of our Audit Committee from our initial public offering until January 31, 2018. Kyle Legg served as a member of our Audit Committee from our initial public offering until June 19, 2018. Enrico Marini Fichera served as a member of our Audit Committee from August 15, 2018 until November 16, 2018. Suren Rana served as a member of our Audit Committee from December 7, 2017 until August 15, 2018. James Ritchie served as a member of our Audit Committee from June 19, 2018 until November 29, 2018. Guang Yang served as a member of our Audit Committee from November 30, 2018 until December 15, 2018.

The Audit Committee assists the Board in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC, recommends to the Board the appointment of BrightSphere’s independent auditors and evaluates their independence, reviews BrightSphere’s financial reporting procedures and controls, and oversees BrightSphere’s internal audit, risk and compliance functions. Prior to the effectiveness of the Redomestication, the Audit Committee assisted the Board in fulfilling its oversight responsibilities of the financial reports and other financial information filed with Companies House. The Audit Committee’s role and responsibilities are set forth in the Audit Committee Charter adopted by the Board, which is available on BrightSphere’s website at www.bsig.com. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing BrightSphere’s overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of the Company’s external auditor. In fulfilling its responsibilities for the financial statements for fiscal year 2018, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management and KPMG, our independent registered public accounting firm;

•	Discussed with KPMG the matters required to be discussed in accordance with Auditing Standard No. 16-Communications with Audit Committees;

•
Received written disclosures and a letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG communications with the Audit Committee and the Audit Committee further discussed with KPMG its independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and the audit process that the Audit Committee determined appropriate;

•	Discussed with KPMG the independence of KPMG from BrightSphere and its management and concluded that KPMG is independent; and

•	Reviewed and discussed with management and KPMG the significant accounting policies applied by BrightSphere in its financial statements.

Management also reports to the Audit Committee and the Board regarding enhancements made to our risk management processes and controls in light of evolving market, business, regulatory and other conditions, including those related to privacy and cyber security.

BrightSphere’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of financial statements in accordance with generally accepted accounting principles in the United States and for the establishment and effectiveness of BrightSphere’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. BrightSphere’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of BrightSphere’s internal control over financial reporting and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of BrightSphere in conformity with generally accepted accounting principles in the United States. The Audit Committee monitors and reviews these processes. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and BrightSphere’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s review and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles in the United States or that KPMG is in fact “independent.”

The Audit Committee evaluates the independent auditor’s qualifications, performance and independence, including the performance of the independent auditor’s lead partner, taking into consideration the opinions of management and the Company’s internal auditors. The Audit Committee and its Chair ensure the rotation of the lead partner and the audit partner responsible for reviewing the audit to the extent required by law, are directly involved in the selection of the new lead partner and the audit partner responsible for reviewing the audit and consider whether regular rotation of the audit firm is necessary or appropriate to ensure continuing auditor independence. The Audit Committee reports on its evaluation and conclusions, and any actions taken pursuant thereto, to the Board. The Audit Committee and the Board believe that the retention of KPMG as the Company’s independent auditor for the year ending December 31, 2019 is in the best interests of the Company and its stockholders. Based on this evaluation, the Audit Committee decided to retain KPMG to serve as independent auditors for the year ending December 31, 2019. In considering the retention of KPMG, the Audit Committee considers, among other things, the quality of the services provided, KPMG’s capability and knowledge in the industry, tenure as the Company’s auditor and knowledge of the Company and its operations. Under the Audit Committee Charter, the Audit Committee has the authority to appoint the independent auditor.

KPMG has acted as the Company’s independent registered public accounting firm continuously since the Company’s inception.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Members of the BrightSphere Audit Committee Robert J. Chersi (Chair) Mary Elizabeth Beams Barbara Trebbi

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement and in BrightSphere Investment Group plc’s Form 10-K/A filed with the SEC on April 18, 2019.

Members of the BrightSphere Investment Group plc Compensation Committee Barbara Trebbi (Chair) Mary Elizabeth Beams Robert J. Chersi Reginald Love John Paulson

Introduction
The following compensation discussion and analysis (“CD&A”) provides information on the compensation arrangements of our named executive officers (“NEOs’) for 2018 and should be read together with the compensation tables and related disclosures set forth below.
Our NEOs for 2018 include our current and former Chief Executive Officers (“CEO”), Head of Finance and Principal Financial Officer, and two additional executive officers as listed below:

•	Guang Yang, Executive Chairman, President and CEO from December 15, 2018 to present

•	Stephen H. Belgrad, Executive Vice President, Chief Financial Officer until March 2, 2018, CEO from March 2, 2018 until December 15, 2018

•	James J. Ritchie, Interim CEO until March 2, 2018

•	Daniel K. Mahoney, currently Head of Finance and Principal Accounting Officer, Principal Financial Officer from March 2, 2018 through January 20, 2019

•	Aidan J. Riordan, Executive Vice President, Head of Affiliate Management until March 8, 2019

•	Christopher Hadley, Executive Vice President, Chief Talent Officer until February 1, 2019
Our CD&A is presented in the following sections:

•	Recent NEO Transitions

•	Summary of Governance Practices

•	Executive Compensation Program Structure

◦	Base Salary

◦	Incentive Awards

◦	Benefits

•	Determination of 2018 Compensation for our NEOs

◦	Financial and Strategic Performance for 2018

◦	2018 CEO Transitions

◦	2018 Annual Compensation Determination

•	Other Compensation Committee Policies and Practices

◦	Comparator Group

◦	Compensation Committee

◦	Our Compensation Consultant

◦	Risk Considerations in our Compensation Programs

•	Impact of Tax and Accounting Policies
Recent NEO Transitions
In December 2018, in connection with a greater emphasis on efficiency, simplification of operating structure and increased focus on organic growth, the Company (i) entered into a separation agreement with Stephen Belgrad, our former CEO, and (ii) appointed Guang Yang, who had previously been a member of the Board and recently appointed Executive Chairman of the Board, as President and CEO. In addition to Mr. Belgrad, two other NEOs, Aidan Riordan and Christopher Hadley, separated in early 2019 as a result of the strategic repositioning. Existing Company resources are expected to absorb the responsibilities of the separated positions. In January 2019, Suren Rana, a previous member of our Board, was named Chief Financial Officer (“CFO”) and Principal Financial Officer. As the result of Mr. Rana joining the Company, the previous Principle Financial Officer, Daniel Mahoney, retained the role of Head of Finance and became Principal Accounting Officer.

In connection with these leadership transitions, the Compensation Committee enhanced our executive compensation program to support our new strategic direction by introducing nonqualified stock options into the Company’s compensation framework to further align CEO and, in 2019, CFO compensation with stock price performance and shareholder returns. The Compensation Committee granted Messrs. Yang and Rana options with a five-year term and with exercise prices above the trading price at the time of grant as the sole component of their incentive-based compensation and as an inducement to join the Company. Specifically, Mr. Yang received premium priced options with an exercise price approximately 14% above the closing price of our shares at the date of grant. The options vested 20% at grant and will vest 20% annually over the four-year period following the grant date. This enhancement to our executive compensation program, while not structured like our competitors, strengthens the alignment of our new management with our shareholders as Messrs. Yang and Rana will only receive value from their stock option grants to the extent value is created for our shareholders. Furthermore, it is not expected that Messrs. Yang and Rana will receive additional cash or equity compensation pursuant to our incentive program over the five-year term of their stock options absent extraordinary achievement.

Summary of Governance Practices
Our executive compensation practices support the needs of our business, drive performance, and ensure alignment with the short and long-term interests of our shareholders.
Our program consists of the following best practices:

•
Subject incentive awards, including the new stock options, to an expansive clawback policy, which covers violation of risk policies and reputational harm in addition to financial restatements or materially inaccurate performance calculations

•	Balance company and individual performance

•	Maintains robust share ownership and holding requirements

•	Engages an independent compensation consultant
In addition, we do not:

•	Provide tax gross ups related to a change of control, perquisites or benefits

•	Provide for single-trigger payments or single-trigger equity award vesting upon a change of control

•	Grant stock or option equity awards below 100% of fair market value

•	Pay dividends or dividend equivalents on unvested performance-based awards unless and until such performance-based awards are ultimately realized

•	Permit hedging transactions by our executive officers

•	Permit pledging activity or holding Company shares in margin accounts by our executive officers

Executive Compensation Program Structure
Our compensation program is based on clear and consistent objectives, and is designed to enable us to attract, retain, and incentivize the highest caliber talent across our business in order to maintain and strengthen our position in the asset management industry. With respect to our NEOs, our compensation program is intended to provide a total rewards program that is competitive with our peers, supports our values, rewards individual efforts, and correlates with our financial and strategic successes as a company.
Our compensation program is designed to contribute to our ability to:

•	support our business drivers, company vision, and strategy;

•	support and enhance our talent management practices and the achievement of our desired culture and behavior;

•	use performance-related incentives linked to success to deliver our business strategy and create alignment with shareholder interests;

•	pay employees at levels that are both competitive and sustainable; and

•	reward our executives appropriately without promoting excessive risk taking.
We aim to achieve these goals through a compensation structure that includes a moderate level of fixed compensation and a larger portion of incentive compensation. Incentive compensation determinations for NEOs and other employees receiving annual incentives, while ultimately discretionary, are informed by the Compensation Committee’s year-end assessment of management’s achievement of financial goals and strategic objectives. In addition to the achievement of agreed-upon goals and objectives, the Compensation Committee’s assessment considers our performance relative to peers and economic and market conditions for the year, as well as compared to the prior year. Additionally, the Compensation Committee considers the financial needs of the Company and takes into account the future outlook of the overall industry. Total incentive compensation covering all employees, including our NEOs, is also limited by the size of an overall incentive pool established by the Compensation Committee taking into account the foregoing factors.
The specific elements of our compensation program for NEOs and other senior employees include (i) base salary; (ii) annual incentive compensation, which may include an annual cash award, and/or performance-based and time-based long-term incentive (“LTI”) equity awards; and (iii) participation in certain Company-wide employee benefit programs, including participation in a Profit Sharing and 401(k) Plan as well as health and welfare benefits. As previously mentioned, our new CEO received premium-priced five-year stock option awards which we deem to be performance-based under our program and is not expected to receive additional incentive compensation over this period absent extraordinary achievement.

Compensation Element	How Element Operates	Additional Considerations
Base Salary • Intended to provide a degree of financial certainty and stability. • Designed to attract and retain talented executives.	• Reviewed on an annual basis with increases considered only if salaries are found to be low relative to the median for our peer group.	• Competitive market data is used as a reference by our Compensation Committee along with other factors such as individual experience, performance and scope of the role.

Compensation Element	How Element Operates	Additional Considerations
Incentive Awards
• Annual Incentives are awarded in a combination of cash and equity compensation, which, for NEOs, is both time-based and performance-based. In 2018, incentive awards were expanded to include premium-priced stock options for our CEO and, in 2019, our new CFO also received stock options priced above the closing stock price at the date of grant.

• The split between cash and equity compensation is formulaically determined.

•
An incentive framework is used to assess our financial and strategic performance and inform the Compensation Committee’s determination regarding incentive pool funding.

•
Financial performance is assessed against our business plan and compared to prior-year results, with a focus on Economic Net Income (“ENI”) growth, ENI revenue growth, revenue impact of net flows and earnings per share growth.

•
Strategic performance is assessed relative to objectives established for partnering with Affiliates, global distribution, managing a public company and managing risk.

•
Performance against the framework is then considered relative to the overall business environment, including the financial needs of the Company and the future outlook of the overall industry.

•
Determination of incentive pool funding and individual incentive awards is ultimately discretionary, which allows the Compensation Committee to use its judgment to assess both absolute and relative performance and consider non-financial strategic accomplishments that are “leading indicators” of the creation of long-term shareholder value.

•
The discretionary performance assessment takes into account market factors that impact Company performance but are outside management’s control.

A) Cash Awards • The cash component is determined formulaically based on the aggregate amount of the incentive. • The cash portion decreases as the aggregate amount of the incentive award increases.	• Cash component paid shortly after year-end.	• Two NEOs ended their employment with the Company in 2018 and early 2019 prior to payment of their incentive and as a result their total incentives were paid entirely in cash.

Compensation Element	How Element Operates	Additional Considerations
B) Equity Awards
•
The equity component of annual incentives is determined formulaically based on the aggregate amount of the incentive.

•
The equity portion of incentive awards increases as the aggregate amount of the incentive award increases.

•
In 2018, equity awards were expanded to include stock option awards for our CEO and, in 2019, for our new CFO, which were granted in lieu of both cash and equity annual incentives.

•
The equity component of annual incentives is split between two types of equity awards: time-based and performance-based.

•
For 2019 our new CEO received only premium-priced stock options which we consider to be performance- based.

• Equity awards encourage employees to act in the long-term interests of the Company and are intended to further align interests between NEOs and shareholders.
(i) Time-Based Full Value Awards • For 2018 annual incentives to NEOs, except our new CEO, time-based awards equal 50% of the total equity award and vests ratably in three equal annual installments.	• Dividends are paid on Restricted Share Awards (“RSAs”) during the restriction period and dividend equivalents are paid on Restricted Share Units (“RSUs”) at vesting.	• Multi-year vesting promotes retention of key employees. • For NEOs terminated prior to the award of annual incentives, incentives were paid all in cash.

Compensation Element	How Element Operates	Additional Considerations

       (ii) Performance-Based Full Value Awards
• For 2018, annual incentives to NEOs, other than our new CEO, performance-based awards equal the remaining 50% of the total equity award and vests at the end of three years subject to our relative total shareholder return (“TSR”) performance against a defined peer group of 13 public companies that includes:
• Affiliated Managers Group, Inc.
• AllianceBernstein Holding L.P.
• Artisan Partners Asset Management Inc.
• Cohen & Steers, Inc.
• Eaton Vance Corp.
• Federated Investors, Inc.
• Franklin Resources, Inc.
• Invesco Ltd.
• Janus Henderson Group plc
• Legg Mason, Inc.
• T. Rowe Price Group, Inc.
• Victory Capital Management
• Virtus Investment Partners, Inc.

• Maximum payout is 150% of target.

• In the event of a negative TSR over the three-year performance period, the payout is capped at 100% of target regardless of relative performance against the peer group.

• The payout of the performance shares is determined based upon performance within a range of plus or minus 25% of the peer median.

• Dividend equivalents are paid on performance-based awards at vesting on the earned shares.

• Performance-vested awards were granted to those who are NEOs for the full year.

		BrightSphere TSR vs Median	Payout as a % of Target
		> median + 25%	150%
		For every full 1% above median up to 25%	2%
		Equal to median	100%
		For every 1% below median up to (25%)	(2)%
		Below median by (25%)	50%
		< (25%)	—%

        (iii) Premium-Priced Options
• Upon hire in 2018, our new CEO was granted an option with a five-year term and with an exercise price equal to $12.00 per share, which represented a premium of approximately 14% to the closing price of our ordinary shares immediately prior to the date of grant on December 28, 2018 of $10.57 in lieu of annual incentives discussed above. The option is intended to represent the annual cash and equity incentives for the CEO over the next 5 years and he is not expected to receive additional incentive compensation over this period absent extraordinary achievement.
	• The option vested 20% at grant and will vest 20% annually over four years thereafter and to the extent vested, the option may only be exercised within 5 years of the date of grant.
 • Creates strong alignment with our shareholders as value is received only to the extent stock price increases more than 14% from the date of grant which creates a strong alignment of interest with our shareholders.

Benefits
We believe that providing a competitive retirement benefit for all employees is an important tool for attracting and retaining high-caliber talent throughout our organization. We provide a Profit Sharing and 401(k) Plan for all employees and contribute a percentage of compensation to this plan, subject to regulatory limits. In addition, we maintain two non-qualified deferred compensation plans, the Deferred Compensation Plan and the Voluntary Deferral Plan, for select employees including our NEOs to provide additional retirement planning flexibility. The Deferred Compensation Plan allows the Company to make contributions to eligible employees’ accounts above statutory limits up to a maximum contribution between the qualified Profit Sharing and 401(k) Plan and the Deferred Compensation Plan of $50,000 per person annually. The Voluntary Deferral Plan allows eligible employees to defer a portion of their compensation on a tax-deferred basis and does not include any employer contributions.
We also provide other benefits such as medical, dental, life, and disability insurances to all eligible employees, including the NEOs. In addition, the NEOs are eligible for limited perquisites, including executive parking, which represent a de minimis portion of total compensation.
Determination of 2018 Compensation for our NEOs

Financial and Strategic Performance for 2018
The determination of incentive pool funding and individual incentive awards is ultimately discretionary, which allows the Compensation Committee to take into account market factors that impact BrightSphere’s outlook but are outside of management’s control, use judgment to assess both absolute and relative performance, and consider non-financial strategic accomplishments and challenges. The Compensation Committee determines the funding of the incentive compensation pool for the NEO awards after considering financial and strategic performance, the financial needs of the Company, the NEOs’ prior-year total compensation relative to changes in overall performance, comparator peer group data, and competitive market trends including the future outlook for the overall industry. The Compensation Committee makes use of a framework to assess our financial and strategic performance. This framework considers the Company’s overall financial performance compared to our business plan and prior-year results, with a focus on ENI growth, ENI revenue growth, the revenue impact of net flows and earnings per share growth. Strategic performance is assessed relative to partnering with our Affiliates, global distribution, managing a public company and managing risks.
2018 CEO Transitions
On June 30, 2017, the Board appointed James J. Ritchie, the Chairman of the Board, as the Company’s Interim CEO. Mr. Ritchie was appointed as Interim CEO in order to provide continuity in the management of the Company until the date on which a permanent CEO assumed the role. Mr. Ritchie was the Interim CEO until March 2, 2018, at which time Stephen H. Belgrad became the CEO. Prior to being named President, CEO and a director of the Company, Mr. Belgrad was Executive Vice President, Chief Financial Officer and a member of the executive team of the Company. Mr. Belgrad was appointed after a broad-based search that included a number of highly qualified candidates. Mr. Belgrad served as CEO until December 15, 2018 when he and the Company entered into a mutually agreed separation from his position.
In connection with the cessation of Mr. Belgrad’s employment, Mr. Belgrad and the Company entered into a separation agreement.  Under the terms of the separation agreement and in consideration of a general waiver and release of claims, Mr. Belgrad received severance consistent with the terms of his employment agreement.

On December 30, 2018, the Company entered into an Employment Agreement with Guang Yang in connection with the appointment of Mr. Yang as the Company’s President and CEO effective December 15, 2018. Mr. Yang has also served as the Chairman of the Board since December 3, 2018. Pursuant to the Employment Agreement, Mr. Yang’s compensation consists of an annual base salary of $1,000,000 and a grant of an option to purchase 6,900,000 shares of the Company with an exercise price equal to $12.00 per share, which represented a premium of approximately 14% to the closing price of the Company’s shares immediately prior to the date of grant on December 28, 2018 of $10.52. The option has a five-year term, with 20% of the shares subject to the option vesting on the date of grant and the remaining shares subject to the option vesting in equal annual installments over a four-year period beginning on the first anniversary of the date of grant. In addition, if Mr. Yang’s employment is terminated by the Company without cause or Mr. Yang terminated his employment for good reason within two years following a change of control of the Company (as defined in the Option Agreement granting the option), then 20% of the shares subject to the option that would have vested at the next annual vesting date would become vested on the date of termination of employment.
The option grant was offered as a material inducement to Mr. Yang’s hiring as CEO, and the Company believes that this out-of-the-money option grant with a premium-priced exercise price, creates a stronger alignment of interests between the CEO and the Company’s shareholders than the grant of a performance-based full value award. The option is intended to be a front-loaded five-year grant, and additional incentive compensation is not expected to be awarded during this period absent extraordinary achievement.
2018 Annual Compensation Determination
After the Compensation Committee considered our financial and strategic performance, competitive market data, prior-year compensation and results and the future economic outlook, the Compensation Committee determined that the aggregate incentive pool for the NEOs, including our former CEO, should be decreased approximately 40% from prior year or a communicated target, as applicable. Incentive compensation recommendations for NEOs other than the CEO and former CEO were made to the Compensation Committee by our CEO.
Incentive compensation recommendations for NEOs other than the CEO and former CEO were made to the Compensation Committee by our CEO.
The Compensation Committee met in executive session to assess the recommendations made for each NEO. After considerable discussion, the Compensation Committee agreed on final incentive awards for each of the NEOs.
While the factors above were used in making the initial recommendation and then used by the Compensation Committee as a basis for considering and approving the incentive recommendations, the individual incentive awards were not based on any specific targets or formulas. Ultimately, incentive awards for all NEOs were recommended and approved entirely on a discretionary basis. This approach allows the Compensation Committee to make decisions without being constrained by any particular formula. The following table shows the NEOs’ base salaries and total incentive awards for 2018 that were awarded and approved by the Compensation Committee, with performance-based equity awards shown at target. Compensation for Mr. Yang has been annualized and is not the amount that he was actually paid or granted in 2018. This table differs from the Summary Compensation Table as it reflects equity awards that were awarded in February 2019 for performance in 2018, except as noted. By comparison, the Summary Compensation Table reflects equity awards granted in 2018 for performance in 2017.

	Guang Yang[1]	Stephen H. Belgrad[2]	James J. Ritchie[3]	Daniel K. Mahoney[4]	Aidan J. Riordan[5]	Christopher Hadley[6]
Base salary	$1,000,000	$466,346	$659,949	$250,000	$375,000	$300,000
Incentive Awards:
Cash Incentive	—	2,500,000	—	255,000	250,000	195,000
Options Awarded	2,332,200	—	—	—	—	—
Time-Based Equity	—	—	330,750	95,000	125,000	—
Performance-Based Equity	—	—	—	—	125,000	—
Total incentive Awards	2,332,200	2,500,000	330,750	350,000	500,000	195,000
2018 Total Compensation	$3,332,200	$2,966,346	$990,699	$600,000	$875,000	$495,000
2017 Total Compensation	$—	$2,550,000	$2,554,000	$420,000	$2,000,000	$925,000
2018 Variance to 2017	—	16%	n/a	43%	(56)%	(46)%

(1)
Guang Yang assumed the role of CEO on December 15, 2018. Mr. Yang was offered a nonqualified stock option to purchase 6,900,000 shares of the Company at an exercise price of $12.00 per ordinary share which represented a premium of approximately 14% to the closing price of the Company’s ordinary shares immediately prior to the date of grant on December 28, 2018 of $10.52. 20% of the award vested on the date of grant with the remaining 80% vesting in equal 20% annual installments over a four-year period beginning on the first anniversary of the initial vesting date subject to continued employment with the Company on each vesting date. 2018 Options Awarded above reflects an annualized 20% of the fair value on the date of grant of $1.69 per share.

(2)
Stephen H. Belgrad assumed the role of CEO on March 2, 2018 and his employment ended with the Company effective December 15, 2018. Mr. Belgrad received an incentive award pursuant to his employment agreement, which was paid in cash pursuant to his Transition Severance Agreement.

(3)
James J. Richie’s role as Interim CEO ended on March 2, 2018. Mr. Richie received an incentive award pursuant to his Interim CEO agreement, which was paid in equity that vested at grant on March 16, 2018.

(4)
Daniel K. Mahoney assumed the role of Head of Finance, Principal Financial Officer beginning March 2, 2018. As Mr. Mahoney was not an executive officer for the full year, his incentive was paid in cash and time-vested equity. Mr. Mahoney’s salary is annualized.

(5)
Aidan J. Riordan’s employment ended with the Company on March 8, 2019. As Mr. Riordan was employed at the time incentives were awarded, his incentive was paid in the Compensation Committee approved mix for NEOs of 50% cash, 25% time-vested equity and 25% performance-vested equity.

(6)	Christopher Hadley’s employment with the Company ended February 1, 2019. His incentive was paid all in cash pursuant to his Transition Severance Agreement,

Details of the split between fixed and incentive compensation for 2018 for each of the NEOs is provided in the following table:

Named Executive Officer	Title	Base Salary as % of Total Compensation	Incentive Compensation as a % of Total Compensation
Guang Yang[1]	Executive Chairman and Chief Executive Officer	30%	70%
Stephen H. Belgrad	Former Chief Executive Officer	17%	83%
James J. Ritchie[2]	Former Interim Chief Executive Officer	67%	33%
Daniel Mahoney	Senior Vice President, Head of Finance, Principal Accounting Officer; Former Principal Financial Officer	42%	58%
Aidan J. Riordan	Former Executive Vice President, Head of Affiliate Management	43%	57%
Christopher Hadley	Former Executive Vice President, Chief Talent Officer	61%	39%

(1)
Mr. Yang’s compensation is comprised of a base salary and a front loaded five-year premium-priced stock option to purchase shares as the sole component of his incentive compensation. This mix is based on his annualized salary and the fair value of his stock options annualized over the five-year term as shown in the table on the previous page.

(2)	Mr. Ritchie’s compensation was comprised of a fixed base salary and fixed time-based equity accrued monthly pursuant to his employment agreement.
We believe that our incentive plans align the interests of our NEOs with our shareholders and promote long-term value creation. In addition, the equity component retains executives through multi-year vesting of grants. We focus our incentive programs on rewarding performance that increases long-term shareholder value.
Other Compensation Committee Policies and Practices

Comparator Group
We believe that ensuring that our compensation levels are competitive with the market for high-caliber talent in our industry is an important attraction and retention tool. The compensation levels of companies in our peer group are an input in assessing both our total compensation levels and the form and mix of cash and equity incentives awarded to the NEOs. We use our comparator group as a reference and guide in making total compensation decisions. In selecting the companies in our comparator group we consider, with input from McLagan, which is retained by management to conduct competitive assessments, and our independent compensation consultant, FW Cook, the following factors: business structure (i.e., multi-boutique model), assets under management, revenue, and public company status. The comparator group is evaluated on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared to peer companies, which includes both publicly traded and privately held asset management companies. As a result of this evaluation in 2018 the Committee decided to eliminate New York Life Investment Management and Nuveen Investments, Inc. from the comparator group and add Victory Capital Management and Virtus Investment Partners, Inc.
The comparator group included the following 16 public and private companies:

American Century Investments	Loomis, Sayles & Company
Artisan Partners Limited Partnership	MFS Investment Management
Barings LLC	Neuberger Berman Group
Eaton Vance Investment Managers	OppenheimerFunds
Janus Henderson Investors	Principal Financial Group
Jennison Associates	Putnam Investments
Lazard Asset Management	Victory Capital Management
Legg Mason & Co.	Virtus Investment Partners, Inc.

The Compensation Committee
Our Compensation Committee is responsible for overseeing our general compensation policies and equity plans and making compensation decisions for the NEOs. Other members of the Board regularly attend and participate in Compensation Committee meetings and members of the Compensation Committee regularly meet in executive session without management present.
In making compensation decisions, the Compensation Committee considers the Company’s financial performance compared to plan targets and the prior year, the financial needs of the business, achievement of strategic objectives, the success of long-term initiatives over a multi-year period, and financial results against industry peers and the compensation levels of our peer group, and the future outlook for the Company and the industry.
Compensation Consultant
FW Cook served as the independent compensation consultant to the Compensation Committee in 2018. FW Cook advised the Compensation Committee on a number of compensation matters, including market data and analysis, comparator group review, and governance. FW Cook also provided design expertise in reviewing compensation and incentive programs for our NEOs. A representative from FW Cook attended Compensation Committee meetings, including executive sessions, as well as informal meetings, and may communicate with the Chair between meetings to prepare for Compensation Committee meetings. The Compensation Committee assessed the independence of FW Cook annually and concluded that FW Cook did not have any conflicts of interest with respect to its engagement by the Compensation Committee.
The comparator group compensation data provided to the Compensation Committee is prepared using survey and proxy data from McLagan. In addition, reports developed by McLagan may be shared with the Compensation Committee. McLagan is retained by BrightSphere and a representative of the firm may attend meetings of the Compensation Committee from time to time.
Risk Considerations in our Compensation Programs
Our compensation structure is designed with the goal of mitigating risk and protecting shareholder returns without diminishing the effectiveness of the incentives. The Compensation Committee does not believe that our compensation programs promote excessive risk-taking. While the incentive programs are discretionary, the Compensation Committee considers a number of factors in making compensation decisions. In reviewing the Company’s financial and strategic performance, the Compensation Committee places emphasis on longer-term success, particularly as it relates to investments in Affiliate growth. In addition, the Compensation Committee considers the impact of the Company’s compensation practices on the Company’s broad enterprise risk management program.
We seek to keep our compensation programs simple and straight-forward and tied to our operating and stock price performance, including our total shareholder return relative to that of a defined peer group over a three-year performance period. The addition of stock options to our compensation program changes the risk profile, but we believe the increased risk is mitigated by the longer vesting period of four years versus three years for other equity awards, and the other mitigating risk factors present in our compensation program discussed below.
During the year, the Enterprise Risk Management and the Human Resources Departments conducted an assessment of risks arising from the Company’s compensation programs and policies based on guidance from FW Cook. The assessment covered each material element of executive and non-executive employee compensation. Based on the assessment, the Company concluded and the Compensation Committee concurred that our compensation policies and practices are not reasonably likely to encourage behaviors that are reasonably likely to have a material adverse effect on the Company.
Risk Mitigators
BrightSphere has the following policies which are positive from a corporate governance perspective and are risk mitigators:

•	Clawback policy

•	Stock ownership guidelines

•	Prohibitions on hedging and pledging
Clawback Policy
The Compensation Committee instituted a clawback policy for all NEOs for incentives awarded beginning in 2017. The clawback policy has four prongs that can cause the Compensation Committee to consider a clawback of compensation paid, granted or vested in the prior three years which include:

•	Financial statement restatement due to material noncompliance with financial reporting requirements of the SEC;

•	Improper conduct resulting in significant adverse reputational or economic impact;

•	Conduct constituting cause under the Company’s equity plan; or

•	Violation of risk policies that result in a material impact.
Stock Ownership Guidelines
Our CEO and the other NEOs are subject to shareholding requirements of at least 500% of base salary and 300% of base salary, respectively. Unvested awards are excluded for purposes of this calculation. Until this shareholding requirement is met, NEOs are required to retain 50% of their net gain shares (i.e., shares remaining after shares sold to pay taxes) received at vesting. There is no requirement for NEOs to hold shares once employment has ceased, and there is no requirement to continue to hold additional net gain shares once the shareholding requirement is met.

In 2019, to account for the grants of front-loaded stock options to the CEO and CFO, the Compensation Committee expanded the shareholding requirement to include the imputed after-tax value of vested, unexercised in-the-money stock options. Given the requirement to retain 50% of net gain shares at vesting until the shareholding requirement is met, the Committee also eliminated the five-year time period for attaining the applicable shareholding requirement for all NEOs.

Prohibitions on Hedging and Pledging
Our policies prohibit hedging and pledging of shares by our executive officers.
Impact of Tax and Accounting Policies
When the Compensation Committee determines NEO compensation, it considers all factors that may have an impact on our financial performance, including accounting rules and the tax consequences of the compensation awards, including under Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”).  Section 162(m) generally imposes a $1 million cap on the deductibility of compensation paid to certain executive officers of a publicly held corporation during a year.  The executive officers to whom Section 162(m) applies in a particular year (“covered employees”) include BrightSphere’s Chief Executive Officer and Chief Financial Officer, our next three most highly compensated executive officers, and any individual who is a covered employee in any year after 2017.  While the Compensation Committee considers the deductibility of awards, it is not a material factor of our executive compensation program, and the Compensation Committee retains the flexibility to award compensation that it believes to be in the best long-term interests of BrightSphere, even if the awards may not be fully deductible under Code Section 162(m).
For taxable years commencing before January 1, 2018, compensation paid pursuant to a stockholder-approved plan that qualified as “performance-based compensation” under Section 162(m) was exempt from the annual $1 million deduction limitation.  The Tax Cuts and Jobs Act of 2017 (the “TCJA”) eliminated the performance-based compensation exception for taxable years commencing after December 31, 2017.  However, under transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to Section 162(m), including its performance-based compensation exception, as previously in effect.  We believe that certain compensation awards to NEOs under our 2017 Equity Plan and the 2014 Equity Plan that were outstanding on November 2, 2017 and have not been materially modified since are fully deductible under the Section 162(m) transition rules.  In addition, certain awards granted to our NEOs through 2017 were exempt from Section 162(m) under the separate relief provided under Internal Revenue Service regulations for newly public companies.  However, awards made to our covered employees in 2018 were made after the November 2, 2017 date and are therefore not eligible for the performance-based compensation exception.
Prior to the enactment of the TCJA, it was the Compensation Committee’s intention to structure compensation for future periods to qualify as performance-based under Section 162(m), where it was reasonable to do so while meeting our compensation objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and consider that as one factor in determining appropriate levels or types of compensation.
Compensation Tables
2018 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Guang Yang (5)	2018	$42,308	$—	$11,661,000	$—	$—	$11,703,308
Executive Director, President & CEO

Stephen H. Belgrad (6)	2018	$466,346	$1,399,995	$—	$2,500,000	$2,725,000	$7,091,341
Former Chief Executive Officer & Director	2017	$363,462	$772,523	$—	$1,222,500	$50,000	$2,408,485
	2016	$300,000	$815,008	$—	$1,042,500	$50,000	$2,207,508

James J. Ritchie (7)	2018	$659,949	$330,750	$—	$—	$383,057	$1,373,756
Former Interim Chief Executive Officer and Executive Director	2017	$1,892,500	$661,500	$—	$—	$448,353	$3,002,353

Daniel K. Mahoney (8)	2018	$240,385	$46,013	$—	$255,000	$47,275	$588,673
Senior Vice President, Head of Finance and Former Principal Financial Officer

Aidan J. Riordan (9)	2018	$367,308	$702,519	$—	$250,000	$50,000	$1,369,827
Former Executive Vice President, Head of Affiliate Management	2017	321,154	540,005	—	972,500	50,000	1,883,659
	2016	300,000	615,013	—	810,000	50,000	1,775,013

Christopher Hadley (10)	2018	$296,154	$200,029	$—	$195,000	$50,000	$741,183
Former Executive Vice President, Chief Talent Officer	2017	$271,154	$175,614	$—	$450,000	$50,000	$946,768
	2016	250,000	188,005	$—	413,400	50,000	$901,405

(1)
The amount in the Stock Awards column is the grant date fair value of awards of shares determined pursuant to FASB ASC Topic 718, Compensation - Stock Compensation ("ASC 718"). All of the awards of shares reported in the Stock Awards column were granted as restricted awards of shares under the Company’s Equity Incentive Plan. The grant for Mr. Ritchie was made on March 16, 2018 for his service as Interim CEO in 2018. Grants for the remaining NEOs were made on February 15, 2018 with respect to awards earned pursuant to our Annual Incentive Plan for the 2017 performance year. The following table details the awards made with respect to each award type.

	Interim CEO Grant (A)	CEO Promotion Award - Time- Based (B)	CEO Promotion Award at Target - Performance- Based (C)	Annual Incentive Plan Grant - Time- Based (B)	Annual Incentive Plan Grant at Target - Performance- Based (C)	Total
Stephen H. Belgrad	$—	$178,992	$268,488	$635,005	$317,510	$1,399,995
James J. Ritchie	$330,750	$—	$—	$—	$—	$330,750
Daniel K. Mahoney	$—	$—	$—	$46,013	$—	$46,013
Aidan J. Riordan	$—	$—	$—	$468,341	$234,178	$702,519
Christopher Hadley	$—	$—	$—	$133,347	$66,682	$200,029

(A)
The grant for Mr. Ritchie is compensation for service as Interim CEO in 2018. The shares were granted and fully vested following his term as Interim CEO on March 16, 2018 pursuant to his employment agreement.

(B)
The time-based grants made as part of the Annual Incentive Plan vest ratably over three years, one-third on the first anniversary of the grant, one-third on the second anniversary of the grant and one-third on the third anniversary of the grant. Dividends are payable during the restriction period.

(C)
Performance-based shares made as part of the Annual Incentive Plan and, for 2018, a CEO promotion grant, vest at the end of three years, subject to relative total shareholder return against a defined peer group. Dividend equivalents are paid at the end of the vesting period on the earned shares.

See Note 2 “Significant Accounting Policies – Share Based Compensation Plans” and Note 19 “Equity-based Compensation” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the valuation methodology. To see the value actually received by the NEOs in 2018 upon vesting of shares, refer to the 2018 Option Exercises and Stock Vested table. Additional information on all outstanding awards of shares is reflected in the 2018 Outstanding Equity Awards table.
Stock awards attributable to the Annual Incentive Plan for 2018, as described in the “Compensation Discussion and Analysis,” will be granted in 2019 and reported in the 2019 Summary Compensation Table.

(2)
The option award for Mr. Yang, made on December 30, 2018, is a five-year option grant with an exercise price equal to $12.00 per share, which represented a premium of approximately 14% to the closing price of the Company’s ordinary shares immediately prior to the date of grant on December 28, 2018 of $10.52 as the sole component of his incentive-based compensation for the five years following his commencement date (absent extraordinary circumstances) and as an inducement to join the Company.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the cash portion of the amounts earned by the NEOs under the Company’s Annual Incentive Plan in 2018 and paid to employees on February 15, 2019.

(4)
The amounts reported in the “Total All Other Compensation” column reflect, for each Mr. Belgrad, Mr. Mahoney, Mr. Riordan and Mr. Hadley, the sum of contributions by the Company under its Profit Sharing & 401(k) Plan and its non-qualified deferred compensation plan. The 2018 amount for Mr. Ritchie includes his cash fees and Restricted Awards of Shares for serving as Chairman of the Company’s Board of Directors. The 2018 amount for Mr. Belgrad includes severance payments.

(5)	Mr. Yang was named Executive Chairman, President and CEO as of December 15, 2018.

(6)
Mr. Belgrad served as Executive Vice President, Chief Financial Officer until March 2, 2018. He served as CEO from March 2, 2018 until December 15, 2018. Severance payments are included in 2018 All Other Compensation.

(7)	Mr. Ritchie served as Interim Chief Executive Officer until March 2, 2018. In addition, Mr. Ritchie received board fees and consulting fees in 2018. See 2018 Director Compensation table.

(8)	Mr. Mahoney served as Head of Finance, Principal Financial Officer from March 2, 2018 until January 20, 2019. He is currently Head of Finance, Principal Accounting Officer.

(9)	Mr. Riordan’s employment terminated with the Company on March 8, 2019.

(10)	Mr. Hadley’s employment terminated with the Company on February 1, 2019.
2018 All Other Compensation Detail
The following table outlines those perquisites and other personal benefits and additional all other compensation.

Name	Year	Total Perquisites	Severance	Director Fees	Defined Contribution Savings Plan Company Contributions	Total All Other Compensation
Guang Yang	2018	$—	$—	$—	$—	$—

Stephen H. Belgrad (1)	2018	$—	$2,725,000	$—	$—	$2,725,000
	2017	—	—	—	50,000	50,000
	2016	—	—	—	50,000	50,000

James J. Ritchie (2)	2018	$—	$—	$383,057	$—	$383,057
	2017	—	—	448,353	—	448,353

Daniel K. Mahoney	2018	$—	$—	$—	$47,275	$47,275

Aidan J. Riordan	2018	$—	$—	$—	$50,000	$50,000
	2017	—	—	—	50,000	50,000
	2016	—	—	—	50,000	50,000

Christopher Hadley	2018	$—	$—	$—	$50,000	$50,000
	2017	—	—	—	50,000	50,000
	2016	—	—	—	50,000	50,000

(1)	2018 Severance for Mr. Belgrad reflect his severance per the terms of his employment agreement including salary and continuation of benefits

(2)
2018 Director Fees for Mr. Ritchie include his fees for serving as Chairman of the Company’s Board of Directors of $164,987 and a consulting fee of $43,056 both paid in cash, and $175,014 of Restricted Share Awards for a total of $383,057. The consulting agreement was entered into following Mr. Ritchie’s resignation from the Board, for a period of twelve months. Under the agreement Mr. Ritchie is paid $41,667 a month.

2018 Grants of Plan-Based Awards

Name	Grant Date	Approval or Action Date, if different		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold	Target	Maximum
Guang Yang	12/30/2018	12/30/2018	(1)	$—	$—	$—	3,856	6,900,000	$11,661,000

Stephen H. Belgrad	2/15/2018	1/16/2018	(2)	—	—	—	39,663	—	$635,005
	2/15/2018	1/16/2018	(3)	—	19,832	29,748	—	—	$290,935
	2/15/2018	1/16/2018	(2)	—	—	—	11,180	—	$178,992
	2/15/2018	1/16/2018	(3)	—	16,770	25,155	—	—	$246,016

James J. Ritchie	3/16/2018	7/1/2017	(4)	—	—	—	63,000	—	$992,250
	6/20/2018	1/16/2018	(5)	—	—	—	11,183	—	$175,014

Daniel K. Mahoney	2/15/2018	1/16/2018	(2)	—	—	—	2,874	—	$46,013

Aidan J.	2/15/2018	1/16/2018	(2)	—	—	—	29,253	—	$468,341
Riordan	2/15/2018	1/16/2018	(3)	—	14,627	21,941	—	—	$214,578

Christopher Hadley	2/15/2018	1/16/2018	(2)	—	—	—	8,329	—	$133,347
	2/15/2018	1/16/2018	(3)	—	4,165	6,248	—	—	$61,101

(1)	The grant for Mr. Yang represent a nonqualified stock option to purchase shares of the Company. The shares were granted as a material inducement to join the Company.

(2)
The amounts represent the time-based awards of restricted shares under the Company’s Equity Incentive Plan relating to performance in fiscal 2017. Market Value was determined by multiplying the number of shares by the grant date fair value based on ASC 718 which is $16.01, the closing price of the Company’s shares on February 14, 2018 the day prior to the date of grant.

(3)
The amounts represent the number of performance-based awards of restricted shares under the Company’s Equity Incentive Plan relating to performance in fiscal 2017 at target and maximum. Grants vest between 0% to 150% of target at the end of three years subject to our relative total shareholder return performance against a defined peer group. Market Value was determined by multiplying the number of shares at the target level by the grant date fair value based on ASC 718 of $14.67. See Note 2, “Significant Accounting Policies - Share Based Compensation Plans” and Note 18, “Equity-based Compensation” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the valuation methodology.

(4)
The amount represents the time-based awards of restricted shares under the Company’s Equity Incentive Plan relating to his duties as Interim CEO. Market Value was determined by multiplying the number of shares by the grant date fair value based on ASC 718 which is $15.75, the closing price of the Company’s shares on March 15, 2018 the day prior to the date of grant.

(5)
The amount represents the time-based awards of restricted shares under the Company’s Non-Employee Director Equity Incentive Plan relating to his duties as Chairman. Market Value was determined by multiplying the number of shares by the grant date fair value based on ASC 718 which is $15.65, the closing price of the Company’s shares on June 19, 2018 the day prior to the date of grant.

2018 Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (8)
Name	Grant Date		Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Option: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (8)
Guang Yang	12/30/2018	(1)	1,380,000	5,520,000	$12.00	12/30/2023	N/A	N/A	N/A	N/A

Stephen H. Belgrad	2/15/2018	(2)					28,049	$299,563
	2/15/2018	(3)							36,602	$390,909
	2/15/2017	(4)					12,518	$133,692
	2/15/2017	(5)							13,403	$143,144
	2/10/2016	(6)					9,175	$97,989
	2/10/2016	(7)							19,094	$203,924

James J. Ritchie	N/A						N/A	N/A	N/A	N/A

Daniel K. Mahoney	2/15/2018	(2)					2,874	$30,694
	2/15/2017	(4)					1,630	$17,408
	2/10/2016	(6)					1,071	$11,438

Aidan J. Riordan	2/15/2018	(2)					29,253	$312,422
	2/15/2018	(3)							14,627	$156,216
	2/15/2017	(4)					15,862	$169,406
	2/15/2017	(5)							9,369	$100,061
	2/10/2016	(6)					12,550	$134,034
	2/10/2016	(7)							14,409	$153,888

Christopher Hadley	2/15/2018	(2)					8,329	$88,954
	2/15/2018	(3)							4,165	$44,482
	2/15/2017	(4)					5,158	$55,087
	2/15/2017	(5)							3,047	$32,542
	2/10/2016	(6)					3,836	$40,968
	2/10/2016	(7)							4,405	$47,045

(1)
The option to purchase shares of the Company was granted as an employment inducement award on December 30, 2018. The option vested 20% on December 30, 2018, and vests 20% on December 30, 2019, 20% on December 30, 2020, 20% on December 30, 2021, and 20% on December 30, 2022.

(2)
The grants of restricted shares of the Company were made under the Company’s Equity Incentive Plan on February 15, 2018. The restricted shares vest in one-third increments on each of February 15, 2019, February 15, 2020 and February 15, 2021.

(3)
The grants of performance-based restricted shares of the Company were made under the Company’s Equity Incentive Plan on February 15, 2018. Subject to the performance conditions, the shares vest three years following the grant date between 0% and 150% of target. The shares reported reflect cumulative performance at December 31, 2018 of 100% of target.

(4)
The grants of restricted shares of the Company were made under the Company’s Equity Incentive Plan on February 15, 2017. The restricted shares vest one-third on each of February 15, 2018, February 15, 2019 and February 15, 2020.

(5)
The grants of performance-based restricted shares of the Company were made under the Company’s Equity Incentive Plan on February 15, 2017. Subject to the performance conditions, the shares vest three years following the grant date between 0% and 150% of target. The shares reported reflect cumulative performance at December 31, 2018 of 78.75% of target.

(6)
The grants of restricted shares of the Company were made under the Company’s Equity Incentive Plan on February 10, 2016. The restricted shares vest in one-third increments on each of February 10, 2017, February 10, 2018 and February 10, 2019.

(7)
The grants of performance-based restricted shares of the Company were made under the Company’s Equity Incentive Plan on February 10, 2016. Subject to the performance conditions, the shares vest three years following the grant date between 0% and 150% of target. The shares reported reflect cumulative performance at December 31, 2018 of 76.54% of target.

(8)	Market value was determined by multiplying the number of the Company’s shares by $10.68, the closing price of the Company’s shares in U.S. Dollars on December 31, 2018.

2018 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Guang Yang	—	$—	—	$—
James J. Ritchie	—	$—	94,237	$1,452,503
Stephen H. Belgrad (2)	—	$—	228,724	$3,108,416
Daniel K. Mahoney	—	$—	3,643	$55,981
Aidan J. Riordan	—	$—	122,344	$1,866,747
Christopher Hadley	—	$—	72,393	$1,102,975

(1)
The value realized upon vesting of restricted shares is calculated by multiplying the fair market value of a share on the vesting date (the closing price on the business day prior to the vesting date) by the number of shares vested.

(2)
This amount includes 90,166 time-based restricted shares that vested for tax purposes at the time of Mr. Belgrad’s separation of employment. These shares remain restricted through the original vesting dates per the terms of Mr. Belgrad’s separation agreement.

2018 Nonqualified Deferred Compensation
The following table provides information on the NEOs’ participation in the Voluntary Deferral Plan and the Deferred Compensation Plan. These plans either allow eligible employees to defer part of their salary and annual incentive on a voluntary basis or provide additional pre-tax company contributions to employees whose profit sharing contributions were limited under the tax-qualified plan. The Company contribution under the Deferred Compensation Plan is at the same rate of contribution as the contribution to the Profit Sharing & 401(k) Plan.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contribution in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at end of Last FYE ($)
Guang Yang	Voluntary Deferral Plan	N/A	N/A	N/A	N/A	N/A
	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Stephen H. Belgrad	Voluntary Deferral Plan	N/A	N/A	$(177,273)	N/A	$2,218,924
	Deferred Compensation Plan	N/A	N/A	$(13,352)	N/A	$168,299
James J. Ritchie	Voluntary Deferral Plan	$1,204,649	N/A	$(83,161)	$(621,524)	$1,079,532
	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Daniel K. Mahoney	Voluntary Deferral Plan	N/A	N/A	N/A	N/A	N/A
	Deferred Compensation Plan	N/A	$19,775	$(266)	N/A	$24,974
Aidan J. Riordan	Voluntary Deferral Plan	N/A	N/A	$(29,028)	N/A	$286,834
	Deferred Compensation Plan	N/A	$22,500	$(8,525)	N/A	$167,978
Christopher Hadley	Voluntary Deferral Plan	N/A	N/A	N/A	N/A	N/A
	Deferred Compensation Plan	N/A	$22,500	$(18,522)	N/A	$267,116

(1)	The amount for Mr. Ritchie includes deferrals made from his 2018 salary. Salary deferrals are reported in the “Salary” column of the 2018 Summary Compensation Table.

(2)	All Company contributions are included in the “All Other Compensation” column of the 2018 Summary Compensation Tables.

(3)
The earnings reflected represent deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. The Voluntary Deferral Plan and the Deferred Compensation Plan do not guarantee a return on deferral amounts. For these plans, no earnings are reported in the 2018 Summary Compensation Table because the plans do not provide for above-market or preferential earnings.

Employment Contracts and Change of Control Arrangements
Change of Control
Under the Company’s Equity Incentive Plan, if we experience a change of control or a corporate transaction, in the discretion of the Compensation Committee, (i) outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company; (ii) outstanding and unexercised options and share appreciation rights may expire upon the closing of the change of control or other transaction, whether or not in conjunction with a payment equal to any positive difference between the value of the underlying shares and the exercise price; and/or (iii) the vesting of outstanding awards may be accelerated, in whole or in part with the exception of the NEOs with Transition Severance Agreements described below. Pursuant to Mr. Yang’s Option Award Agreement, upon termination of employment within two years following a change of control, 20% of the Shares that would have vested at the next annual vesting date, vest upon termination of employment.
Transition Severance and Retention Agreements
On August 14, 2017, the Compensation Committee approved Transition Severance Agreements (each a "TSA" and collectively, the "TSAs") for Stephen H. Belgrad, Aidan J. Riordan, and Christopher Hadley.

Pursuant to the TSAs, upon a termination of the Executive's employment by the Company without cause or termination by the Executive for good reason, and in consideration for and subject to the Executive signing a general waiver and release of claims provided by the Company and ongoing compliance with certain restrictive covenants, the Executive would be entitled to receive (i) continuation of salary and bonus for twelve (12) months, payable in cash, (ii) continuation of health benefits for twelve (12) months, (iii) a pro-rated bonus for the year in which the termination of employment occurs and (iv) continued vesting of the Executive’s time- and performance-based restricted share and restricted share unit awards pursuant to their existing vesting schedules. The TSAs would have expired March 2, 2020 which was (2) years following the commencement of employment by the Company's next new permanent Chief Executive Officer (which began on March 2, 2018).
On November 30, 2017 the Company entered into a Transition Retention Agreement (“TRA”) with Daniel K. Mahoney.
Pursuant to the TRA, upon a termination of Mr. Mahoney’s employment by the Company without cause, and in consideration for and subject to Mr. Mahoney signing a general waiver and release of claims provided by the Company and ongoing compliance with certain restrictive covenants, Mr. Mahoney would be entitled to receive (i) continuation of salary and bonus for three (3) months plus one-half month’s base salary and bonus for each year or partial year of service with the Company, for a minimum of six (6) month’s and a maximum of twelve (12) month’s base salary and bonus, payable in cash, (ii) continuation of health benefits for the length of the salary and bonus continuation period, (iii) a pro-rated bonus for the year in which the termination of employment occurs and (iv) accelerated vesting of all restricted share and restricted share unit awards. The TRA expires March 2, 2020 which is (2) years following the commencement of employment by the Company's next new permanent Chief Executive Officer (which began on March 2, 2018).
Any short-term or long-term cash or equity-based incentive award paid to the Executives will be subject to the Clawback Policy adopted by the Company's Board of Directors, as in effect from time to time. The TSAs and TRA contain customary restrictive covenants, including, non-disclosure, non-disparagement, non-interference and a twelve (12) month non-solicitation obligation.
Employment Agreements
Guang Yang Agreement
On December 30, 2018, the Company entered into an Employment Agreement with Guang Yang in connection with the appointment of Mr. Yang as the Company’s President and Chief Executive Officer. Pursuant to the Employment Agreement, Mr. Yang’s compensation consists of an annual base salary of $1,000,000. In addition, Mr. Yang was offered a nonqualified stock option to purchase 6,900,000 shares of the Company at an exercise price per share of $12.00. 20% of the award vested on the date of grant with the remaining 80% vesting in equal 20% annual installments over a four-year period beginning on the first anniversary of the initial vesting date subject to continued employment with the Company on each vesting date. The option has a five-year term, and the vested portion of the option remains exercisable for the five-year term regardless of whether Mr. Yang is employed by the Company at the time of exercise. The option was granted at an exercise price above the trading price at the time of grant as the sole component of his incentive-based compensation and as an inducement to join the Company. In addition, if Mr. Yang’s employment is terminated by the Company without cause or Mr. Yang terminates his employment for good reason within two years following a change of control of the Company (as defined in the Option Agreement granting the option), then 20% of the shares subject to the option that would have vested at the next annual vesting date would become vested on the date of termination of employment. Mr. Yang is eligible to participate in certain Company-wide employee benefit programs, including the Company’s Profit Sharing and 401(k) Plan as well as health and welfare benefits. In addition, during the first 12 months of employment, the Company will provide a monthly housing and travel allowance up to $25,000.

In the event of a termination of Mr. Yang’s employment by the Company without Cause (as defined in the Employment Agreement) or termination by Mr. Yang for Good Reason (as defined in the Employment Agreement) (in either case a “Good Leaver Termination”), Mr. Yang would be entitled to receive (a) separation payment equal to twelve (12) months of base salary, (b) continuation of health benefits for twelve (12) months (c) continued vesting of Mr. Yang’s Option Award during the 60-day notice period pursuant to its existing vesting schedule.

Summary of Agreements of Executives whose Employment Ended in 2018

Stephen H. Belgrad Agreement
On January 31, 2018, the Company entered into an Employment Agreement with Stephen H. Belgrad in connection with the appointment of Mr. Belgrad as the Company’s President and Chief Executive Officer effective March 2, 2018. Pursuant to the Employment Agreement, Mr. Belgrad’s compensation consisted of an annual base salary of $500,000. In addition, his target incentive bonus for 2018 was $3,000,000, which was payable 50% in cash and 50% in equity of the Company. A portion (40%) of the equity award was subject to time-based vesting (ratably over 3 years) and a portion (60%) was subject to performance-based vesting (based on relative total shareholder return performance against a defined peer group). Mr. Belgrad also received a one-time grant of restricted shares of the Company totaling $500,000, which was split in the same manner as the incentive award (40% time-based and 60% performance-based). Mr. Belgrad continued to be eligible to participate in certain Company-wide employee benefit programs, including the Company’s Profit Sharing and 401(k) Plan as well as health and welfare benefits.
In the event of a termination of Mr. Belgrad’s employment by the Company without Cause (as defined in the Employment Agreement) or termination by Mr. Belgrad for Good Reason (as defined in the Employment Agreement) (in either case a “Good Leaver Termination”), Mr. Belgrad would be entitled to receive (i) upon the occurrence of a Good Leaver Termination prior to March 3, 2020, compensation and benefits consistent with the terms of Mr. Belgrad’s previously disclosed Transition Services Agreement and (ii) upon the occurrence of a Good Leaver Termination on or after March 3, 2020, (a) separation payment equal to twelve (12) months of Mr. Belgrad’s salary plus 50% of the aggregate bonus (cash and non-cash) received by Mr. Belgrad for the prior year (collectively, the “Severance”); provided, however, that such Severance shall not be less than $3,250,000 and shall be paid according to the Company’s normal payroll practices, (b) continuation of health benefits for twelve (12) months, (c) a pro-rated aggregate bonus (cash and non-cash) for the year in which the termination of employment occurs, which shall be determined at the discretion of the Compensation Committee, and (d) continued vesting of Mr. Belgrad’s time- and performance-based restricted share and restricted share unit awards pursuant to their existing vesting schedules.
On December 15, 2018, Mr. Belgrad and the Company entered into a mutual separation and severance was paid to Mr. Belgrad consistent with a termination without Cause under his Transition Severance Agreement.
Payments Upon Termination of Employment
The following table details payments upon termination without cause or for good reason as of December 31, 2018 for each of the NEOs:

	Termination Without Cause or for Good Reason (1)
	Salary and/or Bonus	Benefits	Prorated bonus	Total
Guang Yang	$1,000,000	$29,490	$—	$1,029,490
Daniel K. Mahoney[2]	$300,000	$15,496	$350,000	$665,496
Aidan J. Riordan[3]	$875,000	$35,593	$500,000	$1,410,593
Christopher Hadley[3]	$495,000	$19,832	$195,000	$709,832
(1) Bonus is based on 2018 actual incentive paid in 2019.
(2) Unvested equity to vest in full in accordance with equity plan award agreements.
(3) Unvested equity to vest in accordance with original vesting schedules in accordance with Transition Severance Agreements.
CEO Pay Ratio
We are providing the following information about the relationship of the median annual total compensation of our employees and the annualized total compensation of Mr. Ritchie, our interim CEO at the time our median employee was determined:
For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $153,313; and

•	the annualized total compensation of our interim CEO was $5,458,000.
Based on this information for 2018, we reasonably estimate that the ratio of our Interim CEO’s annual total compensation to the annual total compensation of our median employee was 36:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
We are using our 2017 median employee for 2018 as there was not a meaningful change to the employee population or compensation arrangements reflected in 2018 calendar year pay. To identify our median employee, we first determined our employee population as of December 31, 2017 (the “Determination Date”). We had 962 employees representing all full-time, part-time, seasonal and temporary employees as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine total compensation of our NEOs for the purposes of the Summary Compensation Table disclosed above. Our 2017 median employee terminated in 2018 therefore we substituted another employee whose compensation is comparable to the original median employee based on the same method we used to select the original median employee. In addition, because our CEO served in the role for less that the full year, we annualized his 2018 compensation as permitted by the applicable SEC rules.
2018 Director Compensation
Director compensation includes both cash payments and equity granted in the form of RSUs. RSUs vest at the earlier of the one-year anniversary of grant or the date of the next year’s annual general meeting. The following table details the fees:

	2018
Role	Cash	Equity
Board Chair (Paid only if Board Chair is not an employee of the Company)[1]	$175,000	$175,000
Board Fee	$90,000	$100,000
Lead Independent Director[2]	$103,500	—
Chair of the Audit Committee	$25,000	—
Member of the Audit Committee	$10,000	—
Chair of the Compensation Committee	$15,000	—
Member of the Compensation Committee	$5,000	—
Chair of the Nominating and Corporate Governance Committee	$10,000	—
Member of the Nominating and Corporate Governance Committee	$5,000	—

1NEDs that are appointed and compensated by a shareholder receive no separate compensation for their roles as BrightSphere Investment Group plc directors.
2It is expected that the Lead Independent Director will receive cash compensation equal to the Board Fee plus 15% and will receive equity compensation consistent with the Non-Employee Director Base Fee.

Name		Fees Earned or Paid in Cash (1) (2) $	Stock Awards (3) (4) $	Total $
Guang Yang	Executive Officer (Chairman) appointed 11/16/2018 & CEO appointed 12/15/2018	—	—	—
John Paulson(1)	Executive Officer, Paulson & Co., appointed 11/16/2018 (Chair, Nominating & Governance Committee)
Suren Rana(1)	Resigned as appointee of former shareholder effective 8/15/2018	—	—	—
Daniel Chen(1)	Resigned as an appointee of our former shareholder effective 11/16/2018	—	—	—
Enrico Marini Fichera(1)	Resigned as an appointee of our former shareholder effective 11/16/2018	—	—	—
Robert J. Chersi	Non-Executive Director (Chair, Audit Committee) & Lead Independent Director (11/30/2018)	$131,137	$100,004	$231,141
Mary Elizabeth Beams	Non-Executive Director appointed 10/29/2018	$15,652	$64,385	$80,037
Reginald Love	Non-Executive Director appointed 8/1/2018	$37,500	$88,505	$126,005
Barbara Trebbi	Non-Executive Director (Chair, Compensation Committee) appointed 1/30/2018	$100,141	$125,012	$225,153
James J. Ritchie(5)	Resigned effective 11/29/2018	$164,988	$175,014	$340,002
Kyle Prechtl Legg	Resigned effective 6/19/2018	$52,500	$0	$52,500
John D. Rogers(6)	Resigned effective 1/31/2018	$10,417	$0	$10,417

(1)
Messrs. Chen and Fichera were executive officers of our former shareholder during 2018. Mr. Rana was an executive officer of HNA Capital US. These directors received no additional compensation for services as directors during the period they were employed by our former shareholder.

(2)	Fees for NEDs are recommended by the Nominating and Corporate Governance Committee and approved by the Board pursuant to the Non-Employee Director Compensation Policy as discussed above.

(3)
The amount in the Stock Awards column is the grant date fair value of shares determined pursuant to ASC Topic 718. All of the shares reported in the Stock Awards column were granted under the Company’s Non-Employee Director Equity Incentive Plan.

(4)	The aggregate number of awards of shares outstanding at fiscal year-end for each of the Non-Employee Directors is detailed in the table below. All awards vested on June 20, 2019.

Name	Grant Date	Grant Date Fair Value per Share	Number of Shares of Restricted Stock Held at Year End
Robert J. Chersi	6/20/2018	$15.65	6,390
Mary Elizabeth Beams	11/26/2018	$12.96	4,968
Barbara Trebbi	6/20/2018	$15.65	7,988
Reginald Love	8/7/2018	$12.38	7,149

(5)
Following Mr. Ritchie’s resignation from the Board, he entered into a consulting agreement with the Board for a period of twelve months. Under the agreement Mr. Ritchie is paid $41,667 a month. Mr. Ritchie received $43,056 in consulting fees in 2018, which are not included in the table above. As Mr. Ritchie is an NEO in

2018, his director fees and awards of shares are included in the 2018 Summary Compensation, Grants of Plan Based-Awards and Outstanding Equity at Fiscal Year End tables.

(6)
Following Mr. Roger’s resignation from the Board, he entered into a consulting agreement with the Board for a period of twelve months. Under the agreement Mr. Rogers is paid $25,000 a month. Mr. Rogers received $275,000 in consulting fees in 2018, which are not included in the table above.

Stock Ownership Guidelines for our Directors

Our NEDs, who are not employed by a shareholder, are subject to a shareholding requirement of at least 500% of the cash board fee. Unvested share awards are excluded for the purposes of this calculation. There is no time period for attaining this shareholding requirement but, until it is met, NEDs are required to retain 100% of their net gain shares (i.e., shares remaining after shares sold to pay taxes) at vesting.

Anti-Hedging and Anti-Pledging Policy for our Directors
NEDs are prohibited from hedging or pledging BrightSphere shares without prior Board approval. Board approval for any such action is only expected in extraordinary circumstances.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
What am I voting on?
In accordance with applicable law and Section 14A of the Exchange Act, we are providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “say-on-pay,” approving BrightSphere’s executive compensation as reported in this proxy statement.
We believe that our executive compensation policies and programs reflect our pay-for-performance culture that is closely aligned with the interests of our stockholders. Our compensation program is designed to enable us to attract, retain and incentivize the highest caliber talent in order to maintain and strengthen our position in the asset management industry and to create long-term stockholder value. Our compensation methods are intended to provide a total rewards program that is competitive with our peers and supports our values, rewards individual efforts, appropriately manages risk, and correlates with our strategic goals.

Our incentive opportunities are designed to align a substantial portion of pay to Company performance. We believe that our cash compensation and equity participation programs align the interests of our named executive officers with our stockholders and promote long-term value creation. In addition, the equity component motivates executives through a multi-year vesting structure. As a public company, we focus our compensation programs on rewarding the achievement of short-term and long-term objectives linked to our financial and strategic goals, including growing economic net income, developing new client relationships, seeding new products at our Affiliates, investing in new affiliates, improving operational efficiency and managing risks.
The Board and the Compensation Committee regularly evaluate our compensation policies and programs to ensure that they are meeting our objectives and are consistent with best corporate governance practices. As part of this process, the Board and the Compensation Committee consider the results of our shareholder advisory say-on-pay votes on executive compensation.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related tabular and narrative disclosures included in this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
Stockholders are being asked to vote on the following advisory resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of BrightSphere’s named executive officers as described in this proxy statement under “Compensation Discussion and Analysis,” including the tabular and narrative disclosure contained in this proxy statement.
The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting is required to approve, on an advisory basis, this resolution.

Is this vote binding on the Board?
Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of BrightSphere’s executive compensation program.

How frequently is the “say-on-pay” vote held?

We hold an advisory “say on pay” vote every year based on a previous advisory vote regarding frequency. Our next vote is expected to occur at our 2020 annual meeting of shareholders.

How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF BRIGHTSPHERE’S NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information regarding our named executive officers.

Name	Age	Position
Guang Yang	55	President, Chief Executive Officer and Executive Chairman
Suren Rana	40	Chief Financial Officer
For the biographical information of Mr. Yang, see “Proposal 1—Election of Directors” above.
Suren Rana is our Chief Financial Officer and has served in that position since January 2019. Prior to joining the Company, Mr. Rana was a partner at H Plus Capital, a private market investment management firm, from August 2018 to January 2019. Mr. Rana has been involved in the financial services sector for more than fifteen years. Mr. Rana was a member of the Company's Board from November 2017 to August 2018. He served as the Chief Investment Officer at HNA Capital International from September 2016 to August 2018. He served as an investment banker at UBS from November 2015 to August 2016, Royal Bank of Canada from September 2011 to November 2014 and Merrill Lynch where he advised clients on M&A, IPOs, financings and other strategic matters. He also served as a Principal at Equifin Capital Partners from September 2008 to September 2011 where he led control investments in the financial services sector. Mr. Rana began his career at GE Capital with responsibilities in credit risk management and audit. Mr. Rana holds an MBA from Harvard Business School, a graduate degree from the Indian Institute of Management Ahmedabad and a bachelor’s degree from the University of Delhi.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the shares of Common Stock as of August 13, 2019 by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock that are immediately exercisable or exercisable within 60 days after August 13, 2019. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Percentage ownership calculations for beneficial ownership are based on 90,730,552 shares of Common Stock outstanding as of August 13, 2019. Except as otherwise indicated in the table below, addresses of named beneficial owners are care of BrightSphere Inc., 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116.
In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock that a person has the right to acquire within 60 days of August 13, 2019. We did not deem these shares of Common Stock outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Owners:
Paulson & Co. Inc.(1)	20,000,552	22.0%
FMR LLC(2)	10,317,726	11.4%
Directors and Named Executive Officers:
Mary Elizabeth Beams	4,968	*
Stephen H. Belgrad(3)	288,939	*
Robert J. Chersi	28,663	*
Christopher Hadley(3)	62,749	*
Andrew Kim	—	—
Reginald Love	6,785	*
Daniel K. Mahoney(4)	8,382	*
John Paulson(1)	20,000,552	22.0%
Suren Rana(5)	414,000	*
Aidan J. Riordan(3)	200,236	*
James J. Ritchie(3)	90,070	*
Barbara Trebbi	7,988	*
Guang Yang(6)	1,430,000	1.6%
All directors and current executive officers as a group (9 persons)	21,901,338	24.1%

(1)
Amounts shown reflect the aggregate number of shares of Common Stock held by Paulson & Co. based solely on information set forth on a Schedule 13D filed with the SEC on March 4, 2019 (the “Paulson 13D”). The Paulson 13D reported 20,000,552 shares of Common Stock held directly by Paulson & Co. Inc. John Paulson, the controlling person of Paulson & Co., serves on the board of directors of the Company. Paulson & Co. is an investment advisor registered under the Investment Advisors Act of 1940. Paulson & Co. is the investment manager of investment funds. John Paulson may be deemed an indirect beneficial owner of the securities, which are directly owned by funds managed by Paulson & Co. Based on the Paulson 13D, pursuant to Rule 16a-1(a)(4) under the Exchange Act, the reporting person disclaims beneficial ownership of any securities reported herein, except to the extent that the reporting person has a pecuniary interest therein. The Paulson 13D shall not be deemed an admission that such reporting person is the beneficial owner of any securities not directly owned by such reporting person. Each of John Paulson and Paulson & Co. may be deemed to indirectly beneficially own the securities directly owned by Paulson & Co. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, the filing of the Paulson 13D shall not be deemed an admission by any person reporting on the Paulson 13D that such person, for purposes of Section 16 of the Exchange Act or otherwise, is the beneficial owner of any equity securities covered by the Paulson 13D. The address of Paulson & Co. is 1133 Avenue of the Americas, New York, NY 10036.

(2)
Based solely on information set forth in Amendment No. 5 to Schedule 13G filed with the SEC on March 11, 2019 by FMR LLC on behalf of itself and Abigail P. Johnson (the “FMR 13G”). FMR LLC reported sole voting power over 1,611,316 Ordinary Shares, shared voting power over none of the Ordinary Shares and sole dispositive power over 10,317,726 Ordinary Shares. Abigail P. Johnson reported sole voting power over none of the Ordinary Shares, shared voting power over none of the Ordinary Shares and sole dispositive power over 10,317,726 of the Ordinary Shares. The FMR 13G further states that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
The amount of shares beneficially owned by each of Mr. Belgrad, Mr. Hadley, Mr. Riordan and Mr. Ritchie are based solely on the information set forth in their most recent respective filings on Form 4 relating to shares of the Company.

(4)
On February 15, 2019, Mr. Mahoney was granted 6,850 restricted share units of the Company. Each restricted share unit represents a right to receive one share of Common Stock of the Company. The restricted share units vest in equal annual installments over a three-year period with 1/3 of the restricted share units vesting on each of February 15, 2020, February 15, 2021 and February 15, 2022. On February 15, 2018, Mr. Mahoney was granted 2,874 restricted shares of the Company. The restricted shares vest in equal annual installments over a three-year period with 1/3 of the restricted shares vesting on each of February 15, 2019, February 15, 2020 and February 15, 2021. On February 15, 2017, Mr. Mahoney was granted 2,446 restricted shares of the Company. The restricted shares vest in equal annual installments over a three-year period with 1/3 of the restricted shares vesting on each of February 15, 2018, February 15, 2019 and February 15, 2020.

(5)
On January 20, 2019, Suren Rana was granted an option to purchase 2,070,000 shares of Common Stock of the Company. The option vests in five equal annual installments of 414,000 shares over a four-year period with the first tranche vesting upon grant, and the following tranches vesting on each of January 20, 2020, January 20, 2021, January 20, 2022 and January 20, 2023, subject to Mr. Rana's continued employment with the Company. Upon (i) a termination of Mr. Rana’s employment by the Company without Cause (as defined in the Employment Agreement, dated January 20, 2019, between the Company and Mr. Rana, or the “Rana Employment Agreement”) or (ii) termination by Mr. Rana for Good Reason (as defined in the Rana Employment Agreement), in each case within two years of a Change of Control (as defined in the Employment Agreement), the vesting of one tranche equal to 20% of the option shall accelerate pursuant to the terms of the award agreement.

(6)
On December 30, 2018, Guang Yang was granted an option to purchase 6,900,000 shares of Common Stock of the Company. The option vests in five equal annual installments of 1,380,000 shares over a four-year period with the first tranche vesting on the grant date, and the following tranches vesting on each of December 30, 2019, December 30, 2020, December 30, 2021 and December 30, 2022, subject to Mr. Yang's continued employment with the Company. Upon (i) a termination of Mr. Yang’s employment by the Company without Cause (as defined in the Employment Agreement, dated December 30, 2018, between the Company and Mr. Yang, or the “Yang Employment Agreement”) or (ii) termination by Mr. Yang for Good Reason (as defined in the Yang Employment Agreement), in each case within two years of a Change of Control (as defined in the Yang Employment Agreement), the vesting of one tranche equal to 20% of the option shall accelerate pursuant to the terms of the award agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Transactions with Related Persons
Our Board has adopted written policies and procedures for transactions with related persons. As a general matter, the policy requires our Audit Committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of any of our directors, nominees for director or executive officers and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.
The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than the terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers a transaction.
Relationship with OM plc, OMGUK, HNA and Paulson
Prior to our initial public offering in 2014, we were a wholly-owned subsidiary of OM plc and were included in OM plc’s consolidated operations. Until May 12, 2017, the consummation of the sale of a 24.95% shareholding in us to HNA in a two-step transaction (the “HNA Minority Sale”), OM plc indirectly owned a majority of our Ordinary Shares. On February 25, 2019, HNA sold the substantial majority of its Ordinary Shares to Paulson, which we refer to as the “Paulson Sale.” After completion of the Paulson Sale, Paulson owned 21.7% of our Ordinary Shares and HNA did not own any of our Ordinary Shares.
We previously entered into certain agreements with OM plc and OMGUK, certain of which have terminated due to their terms or reduced ownership percentage of our shares and certain of which were assigned, in whole or in part, to HNA in connection with the HNA Minority Sale, and subsequently, to Paulson in connection with the Paulson Sale. The following descriptions of such agreements and transactions are summaries only and are qualified in their entirety by reference to the complete documents, each of which has been publicly filed with the SEC.

Stockholder Agreement
In connection with our initial public offering, we entered into a shareholder agreement with OM plc and OMGUK, which we refer to as the Shareholder Agreement. The Shareholder Agreement included provisions as to certain aspects of our continuing relationship with OM plc, including the composition of the Board and other corporate governance matters, certain consent rights that OM plc had until the date that it ceased to beneficially own at least 20% of our outstanding Ordinary Shares with respect to certain actions taken by us and our subsidiaries and certain information rights granted to OM plc. In connection with the closing of the HNA Minority Sale, OM plc assigned to HNA certain of its assignable rights under the Shareholder Agreement, including the right to designate two directors to our Board. In addition to assigning its right to designate two directors to our Board, OM plc assigned to HNA, effective as of the closing of the second tranche of the HNA Minority Sale, certain rights that were assignable pursuant to Section 9.15 of the Shareholder Agreement, which included, without limitation, certain rights to information and anti-dilution protections.
On February 25, 2019, the Paulson Sale was completed. In connection with the closing of the Paulson Sale, the rights which HNA held under the Shareholder Agreement were assigned to Paulson. This shareholder agreement was subsequently replaced in connection with the Redomestication by a Stockholder Agreement between the Company and Paulson, dated May 17, 2019, which provided Paulson and BrightSphere with substantially the same rights and obligations each party held under the Shareholder Agreement, except for some technical modifications to reflect its application to a Delaware corporation. These rights for Paulson include the right to appoint two directors so long as Paulson holds at least 20% of our outstanding shares and the right to appoint one director so long as Paulson holds at least 7% of our outstanding shares. As previously reported, effective November 16, 2018, HNA exercised its rights under the Shareholder Agreement to appoint John Paulson, the President of Paulson, and Guang Yang to our Board. Subsequently, Mr. Yang was appointed as the Company’s President and Chief Executive Officer, and, at such time was no longer an HNA-appointee to our Board. After assignment of the aforementioned rights under the Shareholder Agreement to Paulson, John Paulson became a Paulson-appointee to our Board. As previously reported, effective July 22, 2019, Paulson exercised the Board appointment right assigned to Paulson at the closing of the Paulson Sale to appoint Andrew Kim to the Board.
Registration Rights Agreement
In connection with our initial public offering, we entered into the Registration Rights Agreement, pursuant to which OM plc could require us to file one or more registration statements and prospectus supplements with the SEC covering the public resale of registrable securities beneficially owned by OM plc and its subsidiaries with expected aggregate gross proceeds of at least $50 million.
Effective as of the closing of the HNA Minority Sale, OM plc and OMGUK assigned to HNA OM plc’s and OMGUK’s rights under the Registration Rights Agreement in respect of the shares transferred. Effective as of the closing of the Paulson Sale, HNA assigned to Paulson HNA’s rights under the Registration Rights Agreement in respect of the shares transferred. In connection with the Redomestication, we entered into a new Registration Rights Agreement with Paulson with equivalent rights to those contained in the prior agreement.

We may be required by Paulson to file a new shelf registration statement, one or more amendments to such new shelf registration statement and one or more prospectus supplements in connection with such new shelf registration statement in the future. We are not obligated to effect more than one demand registration, in addition to any registration on a shelf registration statement, in any six-month period. We are obligated to file a shelf registration statement upon any request made by Paulson. In addition, Paulson has certain “piggy-back” registration rights, pursuant to which it is entitled to register the resale of its registrable securities alongside any offering of securities that we may undertake, and the amount of securities we may offer may be subject to “cutback” in certain cases. We are responsible for the expenses associated with any sale of our shares by Paulson pursuant to a registration statement, except for its legal fees and underwriting discounts, selling commissions and transfer taxes applicable to such sale.
Historical Related Party Transactions
Co-Investment Deed
In connection with our initial public offering, we entered into a Co-Investment Deed whereby we are obligated to pay OMGUK an amount equal to the proceeds realized by us in respect of specified pre-initial public offering co-investments owned by BrightSphere Inc. (the “Pre-IPO Co-Investments”). These Pre-IPO Co-Investments include limited partnership interests and limited liability company interests in specified entities managed by the Company’s Affiliates. As of December 31, 2018, the Pre-IPO Co-Investments had an aggregate fair value and carrying value of $4.2 million.
During the term of the Co-Investment Deed, we make quarterly cash payments to OMGUK in an amount equal to 100% of the estimated after-tax cash distributions received by us or our wholly owned subsidiaries during the three-month period ending on the last day of the month preceding the payment date. These distributions include all amounts received by us or our wholly owned subsidiaries from or in respect of the Pre-IPO Co-Investments, including any distributions, disposal proceeds and carried interest less any taxes chargeable on those distributions assuming statutory tax rates. If any tax losses are realized in respect of a Pre-IPO Co-Investment during a tax year and have not been taken into account for that year, or if the actual after-tax cash receipts differ from the estimated after-tax cash receipts, there will be a true-up, and any additional payment made to OMGUK will be made no later than November 30th of the year following that tax year.
Deferred Tax Asset Deed
In connection with our initial public offering, we entered into a Deferred Tax Asset Deed with OMGUK, dated September 29, 2014, as amended (the “DTA”) that provides for the payment by BrightSphere to OMGUK of amounts equal to certain deferred tax assets existing as of the date of the closing of our initial public offering (the “Pre-IPO Tax Assets”), subject to repayment by OMGUK if, and to the extent that, the Company realizes a value from the Pre-IPO Assets that is not consistent with the payments made to OM plc pursuant to the DTA. For the purposes of this DTA, the tax savings we realize are computed by comparing our actual tax liabilities with the liability for tax we would have had if the Pre-IPO Tax Assets had not existed.

On June 13, 2016, we entered into a Heads of Agreement with OMGUK to provide that our obligations to make future payments to OMGUK under the DTA, which were originally scheduled to continue until January 31, 2020, were terminated in exchange for a payment by us of the net present value of the future payments due to OMGUK under the DTA, originally valued at $142.6 million as of December 31, 2016. Such payments were to be paid by us to OMGUK in three installments on each of June 30, 2017, December 31, 2017 and June 30, 2018. The reduction of the corporate tax rate and other provisions of the Tax Cuts and Jobs Act (the "Tax Act") resulted in a decrease to the DTA amounts owed by the Company to OM plc. As a result, a reduction of approximately $52 million was recorded to the DTA liability at December 31, 2017. The initial payment of $45.5 million was paid on June 30, 2017. In 2018, the Company agreed to terminate the DTA Deed with OM plc. The final cash payment of $32.7 million was made to OM plc to settle all outstanding liabilities under the DTA Deed. The Company has no further obligation to OM plc or OMGUK under the DTA deed.
Management Fees
We provide sub-advisory and advisory services to related party subsidiaries of OM plc. We earned management fees for providing these services amounting to $6.2 million for the year ended December 31, 2018.
Rent and Facilities Costs
Our global distribution subsidiary conducts a portion of its distribution activities in the United Kingdom, and this subsidiary has entered into arrangements with a related party subsidiary of OM plc to utilize their premises. The amounts charged to the Company for rent and operating costs per these arrangements amounted to approximately $0.2 million for the year ended December 31, 2018.
Ordinary Share Repurchase Transactions and Paulson Waiver Agreement
On February 21, 2019, we announced that we delivered a notice (the "Repurchase Notice") to Citigroup Global Markets Inc. ("Citigroup") that we were exercising our right to require Citigroup to sell to us 4,100,000 of our Ordinary Shares (the "Repurchase Shares") pursuant to the Purchase Agreement, dated March 16, 2016, by and between us and Citigroup, as amended (the "Purchase Agreement"), at a market price of $13.89 per share (an aggregate of $56,949,000) (the "First Repurchase"). Citigroup satisfied its obligations to sell the Repurchase Shares to us under the Repurchase Notice by purchasing an equivalent number of ordinary shares from HNA and then selling such shares to us.

In preparation for potential repurchases by us in advance of the second closing of the Paulson Sale, we and Paulson agreed pursuant to that certain Waiver and Confirmation Agreement (the "Waiver Agreement") dated as of February 21, 2019 that, upon completion of the Paulson Sale, Paulson would be assigned the rights then held by HNA under the Shareholder Agreement.

On February 26, 2019, we announced that we repurchased 3,886,625 additional shares held by HNA at a price of $13.95 per share on February 25, 2019 (the “Second Repurchase,” and together with the First Repurchase, the “Repurchases”).

The Repurchases and the Waiver Agreement were unanimously approved by the Audit Committee of our Board. HNA-appointed directors did not participate in the approval process.

CODE OF CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. The text of the code of business conduct and ethics is posted on our website at www.bsig.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the NYSE Rules.

OTHER MATTERS
The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY TELEPHONE OR BY RETURNING A COMPLETED, SIGNED, AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
To be considered for inclusion in the proxy statement relating to our 2020 Annual Meeting of Stockholders, we must receive stockholder proposals no later than April 18, 2020 unless our 2020 Annual Meeting of Stockholders is more than 30 days before or after September 17, 2020, in which case we will announce an applicable deadline. In accordance with our bylaws, and without prejudice to the rights of a stockholder of record under applicable law, to be considered for presentation at the 2020 Annual Meeting of Stockholders, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than April 20, 2020 nor later than May 20, 2020 together with all supporting documentation required by our bylaws. In the event our 2020 Annual Meeting of Stockholders is held more than 30 days before or more than 70 days after September 17, 2020, notice must be delivered no earlier than the 150th day prior to the date of the 2020 Annual Meeting of Stockholders and not later than the later of (i) the 120th day prior to the 2020 Annual Meeting of Stockholders and (ii) the 10th day following the day on which we publicly announce the 2020 Annual Meeting of Stockholders.
Proposals that are not received in a timely manner will not be voted on at the 2020 Annual Meeting of Stockholders. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, BrightSphere Investment Group Inc., 200 Clarendon Street, 53rd Floor, Boston, MA 02116.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RICHARD J. HART
Richard J. Hart Chief Legal Officer and Secretary
200 Clarendon Street
53rd Floor
Boston, MA 02116
August 16, 2019

BRIGHTSPHERE Investment Group VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 2:00 a.m., Eastern Time, on September 17, 2019.

Online
Go to **www.investorvote.com/BSIG** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting of Stockholders Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board recommends a vote FOR all nominees and FOR Proposals 2, and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mary Elizabeth Beams	☐	☐	☐	02 - Robert J. Chersi	☐	☐	☐	03 - Andrew Kim	☐	☐	☐
04 - Reginald Love	☐	☐	☐	05 - John Paulson	☐	☐	☐	06 - Barbara Trebbi	☐	☐	☐
07 - Guang Yang	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as BrightSphere's independent registered public accounting firm.	☐	☐	☐	3. Advisory vote to approve executive compensation.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

72DM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BrightSphere Investment Group Inc.

+

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time at 200 Clarendon Street, 53rd Floor, Boston, MA 02116 on September 17, 2019

The undersigned hereby appoints each of Guang Yang, Suren Rana and Richard J. Hart (each with full power of substitution) as proxies for the undersigned to attend the annual meeting of stockholders of BrightSphere Investment Group Inc. to be held at 10:00 a.m. Eastern Time on Tuesday, September 17, 2019 at 200 Clarendon Street, 53rd Floor, Boston, MA 02116, and any adjournment or postponement thereof, and to vote and act as indicated upon the matters on the reverse side hereof, and upon such other business as may lawfully come before the annual meeting of stockholders or any adjournment or postponement thereof, in respect of all shares which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. The undersigned acknowledges receipt of the notice of the annual meeting of stockholders of BrightSphere Investment Group Inc., the related proxy statement and the 2018 Annual Report on Form 10-K. The undersigned revokes any proxy or proxies previously given for the undersigned's shares. The undersigned ratifies and confirms any actions that the persons holding the undersigned's proxy, or their substitutes, by virtue of this executed card, take in accordance with the proxy granted hereunder. This proxy is revocable and the undersigned may revoke it at any time prior to the annual meeting of stockholders by (i) signing a new proxy card with a date later than the previously delivered proxy card and submitting it as instructed in the proxy statement, (ii) re-voting by Internet or by telephone as instructed in the proxy statement, (iii) notifying the Company Secretary in writing before the annual meeting of stockholders of revocation or (iv) attending the annual meeting of stockholders in person and voting in person.

IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED "FOR" RESOLUTION 1 RELATING TO THE ELECTION OF THE DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS AND "FOR" RESOLUTIONS 2 AND 3, AS INDICATED ON THE REVERSE SIDE HEREOF. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY LAWFULLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

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